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Exhibit 4.38

Confidential Materials omitted and filed separately with the
Securities and Exchange commission. Asterisks denote omissions.

Joint Venture Agreement

        This Joint Venture Agreement (hereinafter the "Joint Venture Agreement" or this "Agreement") is entered into by and between

        Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter "NTC"), and

        Infineon Technologies AG, a company legally established under the laws of Germany and having its head office at St.-Martin-Strasse 53, D-81669 Munich, Germany (hereinafter "IFX") (collectively the "Parties").

        WHEREAS, the Parties entered into a Memorandum of Understanding and an Addendum to Memorandum of Understanding, both dated May 2, 2002 in order to negotiate in good faith definitive agreements dealing with a technical cooperation project and a manufacturing joint venture; and

        WHEREAS, concurrent with execution of this Agreement, the Parties enter into a Technical Cooperation Agreement to jointly develop the 90nm and 70nm DRAM process technology between the Parties.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, intending to be legally bound, the parties agree as follows:

Article 1.    Establishment of the Joint Venture Company

        1.1  Joint Venture Company

        The Parties agree to establish a joint venture company (hereinafter the "Company") to operate a 300mm wafer fab with a capacity of at least 50K wafer starts per month (hereinafter "Module I"). The Company will initially apply the 90nm and 70nm DRAM process technology to be jointly developed by the Parties and licensed to the Company, or such other DRAM technology agreed by the Parties. In addition to this Agreement, certain agreements will be entered into among the Parties and the Company, either concurrently with the execution of this Agreements or upon establishment of the Company (hereinafter referred to as the "Ancillary Agreements"), as follow:

          a)    Know How Transfer Agreement (as attached in Appendix A): to transfer the technology jointly developed by the Parties to the Company as pursuant to the Technical Cooperation Agreement.

          b)    Product Purchase and Capacity Reservation Agreement ("PPCRA") (as attached in Appendix B): to deal with matters relating to product purchase and capacity allocation and reservation of the Company.

          c)    Land Sale and Purchase Agreement (as attached in Appendix C): to sell certain land from NTC to the Company.

          d)    Services Agreement (as attached in draft form in Appendix D): for NTC and eventually its Affiliates to provide certain support services to the Company.

            1.1-1    The Parties shall act as quickly as possible to establish a company limited by shares under the laws of the Republic of China. The name of the Company shall be ("Hwa-Ya Semiconductor Inc.") in Chinese.

            The Company shall additionally have an English name. Infineon shall have the right to choose this English name for the Company, and provide an alternative name if the first name is reasonably refused by NTC.

            1.1-2    Address of the Company: The registered address of the company shall be at Hwa-Ya Technology Park, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China.

            Registered Business of the Company: The registered business of the Company is set forth in government applications and in the Articles of Incorporation of the Company as attached in Appendix E.

            1.1-3    Business Activities: Notwithstanding the registered business scope of the Company, the Parties agree to cause and allow the Company to engage only in the business of the development, manufacture and sale of semiconductor products.

            1.1-4    Articles of Incorporation: The Company shall adopt Articles of Incorporation pursuant to the laws of the Republic of China in the form as attached to this Agreement as Appendix E. The Articles of Incorporation shall be consistent with the terms of this Agreement and in case of any conflict the terms of this Agreement shall prevail as between the Parties. Without limiting the foregoing, the Parties shall exercise all rights available to them to give effect to the terms of this Agreement and shall take all reasonable steps to amend the Articles of Incorporation to the extent necessary to remove such inconsistency or conflict.

            1.2-1    Procedure of application: The Parties shall jointly undertake the procedures for investment in a Joint Venture Company pursuant to the Statute for Investment by Foreign Nationals. IFX may at its option delegate the performance of application procedures to NTC.

            1.2-2    Merger control: If any transaction under this Agreement is subject to premerger control and/or premerger notification, then this Agreement shall not become effective unless the competent antitrust authorities shall have given the relevant permissions or clearances to the transaction under premerger control or unless any required premerger notification waiting period shall have expired.

        1.3  Capitalization

          1.3-1    Authorized Capital: At the formation of the Company, the authorized capital of the Company shall be NT$ 7.7 billion (equivalent of US$ 220 million at a conversion rate of 35 NT$ for one US$), which shall be divided into 770 million shares of common stock, each having a par value of NT$10.

          1.3-2    Issued and Outstanding Capital: At the formation of the Company, the outstanding and issued share capital shall be NT$ 2.45 billion (equivalent of US$ 70 million), out of which (i) NT$ 875 million (equivalent of US$ 25 million) shall be paid in the Company by each of the Parties as equity, and (ii) NT$ 700 million (equivalent of US$ 20 million) shall be paid in the Company by a special purpose vehicle incorporated under the laws of the Republic of China ("SPV"), set up jointly by the Parties, for the sole purpose of granting employee shares pursuant to the terms and conditions set forth by the Board of Directors. The equity shall be paid in cash in the fourth calendar quarter of 2002, the exact date to be determined by the Board of Directors of the Company.

          1.3-3    Shareholder's Loan: Subject to Subsection 1.3-7, up to NT$ 2.625 billion (equivalent of US$ 75 million) shall be provided to the Company by each of the Parties as shareholder loans ("Shareholder's Loan") until the third calendar quarter of 2003 in equal installments by each Party according to the financial needs of the Company and as determined by the Board of Directors of the Company.

          1.3-4    Capital Increase: The Company may from time to time increase its outstanding and issued share capital. In this case, additional funds raised with the increased capital shall first be used to pay off the Shareholder's Loan. The exact dates and conditions of capital increases and repayments of Shareholder's Loan shall be determined by the Board of Directors of the Company.

          1.3-5    SPV: The SPV shall be established under the laws of the Republic of China by the Parties for the sole purpose of buying shares in the Company, administrating and selling these shares to the employees of the Company pursuant to the terms and conditions to be set forth by the Company's Board of Directors. The SPV shall adopt Articles of Incorporation pursuant to the laws of the Republic of China in the form as attached to this Agreement as Appendix I. The SPV shall be set up by the Parties simultaneously with the establishment of the Company and shall be capitalized by the Parties with NT$ 700 million (equivalent of US$ 20 million) in equal installments by each Party of NT$ 350 million (equivalent of US$ 10 million. The SPV shall then subscribe for 70 million shares of the Company at nominal value of NT$ 10 per share. Upon affirmative decision of the Parties and subject to the conditions as to be determined by the Board of Directors of the Company and the SPV, the SPV shall later offer the shares in the Company to the Company's employees, whereby the sales price per share shall be NT$ 10 per share plus reasonable interest. Upon completion of this employee participation program, the SPV shall be dissolved and the proceeds from the share sale (equivalent of US$ 20 million plus interest) shall be redistributed to the Parties according to their respective shareholding of 50% in the SPV.

          1.3-6    Transfer of Shares to employees of NTC and/or IFX: Each Party shall have the option to offer to its employees shares in the Company up to a maximum number of 35 million shares of 10 NT$ nominal value of each share. The Parties may choose to make use of this option until December 31st, 2004 at the latest. Both Parties shall be obliged to restrict their respective employees to a minimum shareholding period of two years after the receipt of such shares.

          1.3-7    Funding: The Parties agree that the Company shall require funding for the purpose of building-up the production capacity of Module I in accordance with the Top Level Business Plan attached in Appendix F, which may be revised from time to time by the unanimous consent of the Parties. The max funding requirement for Module I up to December 31st, 2005 shall be US$ 2.2 billion comprising (a) US$ 1.1 billion in issued and paid up capital (via the issue of shares as set out in this Section 1.3), or Shareholder Loans and (b) as may be approved by the Board of Directors, US$ 1.1 billion by way of grants, credit facilities and/or bank loans. As a principle, the Parties agree that the debt ratio of the Company shall be at anytime at least 50%. Each Party shall have the obligation to provide the Company with 50% of the funding outlined in a) above.

          1.3-8    Subscription ratio: Each of the Parties shall subscribe to equal outstanding and issued share capital of the Company. No third party shall subscribe to share capital of the Company unless jointly agreed upon by the Parties or otherwise provided by law.

          1.3-9    Except as agreed in Subsection 1.3-7, agreement between the Parties shall be necessary to determine the timing and necessity of increases in the capital of the Company. Furthermore, for such agreed capital increases as indicated herein, each Party shall have the right and obligation to subscribe to new shares in the same proportion as its then current ownership of shares. For the avoidance of doubt, this Agreement shall impose no obligation on any Party to provide any additional funding other than what is stipulated herein, whether in the forms of loans, equity or otherwise.

          1.3-10    The Company shall provide for its own loan financing according to the decision of its Board of Directors. Both Parties shall support the Company in obtaining the most favorable terms for its loan financing. None of the Parties shall be obliged to make any guarantees of financing unless this is separately agreed by the Parties.

        1.4  Limitations on Sale, Transfer and Other Disposition, and Use of Shares as Security

          1.4-1    Within five (5) years after the incorporation of the Company, or until the shares of the Company are listed on Taiwan Stock Exchange or any other stock exchanges of Taiwan, Republic of China (the "Stock Exchange"), whichever is earlier, neither Party shall, without the prior written consent of the other Party, sell, transfer or otherwise dispose of its shares (except for, (i) transferring all but not part of its shares to an Affiliate, or (ii) transfers of shares to employees under Subsection 1.3-6, each under the terms of this Agreement and in accordance with the provisions of the Articles of Incorporation), or pledge, hypothecate or otherwise use its shares as security, or grant options over its legal and beneficial interest in its shares. Any action of a Party violating this provision shall be void and shall be considered a material breach of this Agreement in accordance with Subsection 7.3 (a).

          1.4-2    To the extent that the restrictions of Subsection 1.4.1 cease to apply and in the case that either Party desires to sell to a bona fide third party all or any of its shares of the Company (such Party hereinafter the "Selling Party"), the other Party shall have a right of first refusal to purchase such shares (except for transferring all but not part of its shares to an Affiliate under the terms of this Agreement and in accordance with the provisions of the Articles of Incorporation). The Selling Party shall first give a written notice to the other Party (hereinafter the "Receiving Party") setting forth i) the number of shares proposed to be transferred (hereinafter the "Offered Shares"), ii) the proposed purchase price, terms and payment and other material terms and conditions received from a bona fide third party and iii) an irrevocable offer to sell Offered Shares to the Receiving Party (hereinafter the "Sale Offer") at the same price and on the same terms and conditions as set forth therein. For the avoidance of doubt, the right of first refusal stipulated in this Subsection 1.4-2 shall apply only when i) the shares of the Company remain unlisted after five (5) years of incorporation of the Company; or ii) in the case where the shares of the Company are listed on the Stock Exchange, the right of first refusal stipulated herein shall only apply for the Off-the-Market Sale of shares of the Company by either Party.

          For the purpose of this Subsection 1.4-2, Off-the-Market Sale shall mean the sale of shares of a company which lists its shares on the Stock Exchange not through such Stock Exchange.

          1.4-3    The Receiving Party shall have the right to purchase the Offered Shares pursuant to the Sale Offer, in whole or in part, by delivering a written notice to the Selling Party within 30 days from the date of the Sale Offer, irrevocably stating therein that all of the Offered Shares will be purchased by the Receiving Party.

          1.4-4    If the Receiving Party provides to the Selling Party the notice specified in the immediately preceding paragraph, then the Receiving Party shall have 30 days to complete the purchase of the Offered Shares upon the terms set forth in the Sale Offer (hereinafter the "Purchase Period"), provided, however, that the Purchase Period shall be extended until such date as all required approvals, consents or authorizations in connection with such purchase are obtained.

          1.4-5    If the Receiving Party shall not have completed such purchase within the Purchase Period, as extended as provided herein, then the Selling Party shall have the right for 90 days thereafter (hereinafter the "Transfer Period") to transfer the Offered Shares not subject to any of the restrictions set forth in this Agreement; provided, however, that such transfer is consummated on terms not more favorable to the purchasers thereof than the terms specified on the Sale Offer; and provided, further, that the Transfer Period shall be extended until such date as all required approvals, consents or authorizations in connection with such purchase are obtained.

          1.4-6    If at the end of the Transfer Period, as extended as provided herein, the Selling Party has not completed the sale of the Offered Shares, the Selling Party shall no longer be permitted to sell such Offered Shares pursuant to this Section 1.4.

          1.4-7    In such case that any Party transfers all or part of its shares in the Company to an Affiliate or a third party in accordance with Section 1.4, this Agreement shall not terminate and such Selling Party shall remain liable to all obligations under this Agreement, and it is a precondition for such transfer of shares that 1) the Selling Party shall have caused such Affiliate or third party to enter into an agreement with the other Party by which such Affiliate or third party agrees to be bound by the covenants of this Agreement and the Ancillary Agreements and to perform the obligations of the Selling Party under this Agreement and the Ancillary Agreements, and that 2) the Selling Party shall have caused such Affiliate to agree that should it at anytime cease to be an Affiliate it will before this happens transfer all its shares in the Company to another Affiliate of the original Selling Party.

          1.4-8    Notwithstanding anything to the contrary of other provisions set forth in this Section 1.4, neither Party shall sell any of its shares of the Company to any Competitors of the Company. For purposes of this Agreement, a Competitor shall mean a company which conducts the businesses of development, manufacture or sale of semiconductor products which are in competition with the Company's products at any time.

          1.4-9    Notwithstanding anything to the contrary of other provisions set forth in this Article 1, each Party shall own [**] the outstanding shares of the Company at any time; and [**]. Any action in violation of this provision shall be considered a material breach of this Agreement according to Subsection 7.3 (a). In case the non-breaching Party decides not to terminate this Agreement for material breach according to Subsection 7.3(a), it may choose that each Party's Output Share shall be adjusted by the following formula: The breaching Party shall be obligated to offer to the non-breaching Party, and the non-breaching Party shall have the right of first refusal to the offer from the breaching Party, a share of the Total Capacity amounting to 2[x]% of the Total Capacity of the Company if the breaching Party's shareholding is [x]% [**] of the shares of the Company, or if the breaching Party's shareholding [**] is [x]% [**] of the shares of the Company. By way of example: If the breaching Party's shareholding is [**] of the outstanding shares of the Company, it shall offer to the non-breaching Party [**] of the Total Capacity.

          The terms Output Share and Total Capacity used in this Subsection 1.4-9 shall have the same meaning as defined in the PPCRA and the Parties shall cause the Company to comply with this Subsection 1.4-9.

        1.5  Changes in Subscription Ratio

        In case of a change pursuant to Section 1.4 in the subscription ratio established in Subsection 1.3-7, the Parties shall revise Article 2 of this Agreement to provide for nomination and voting of officers and directors and other management in accordance with the shareholding ratio at that time.

        1.6  Time Schedule and Costs of Establishment

        Each of the Parties agrees to the timetable with several milestones hereto attached as Appendix G for the establishment of the Company and the operation of the plant and, furthermore, both Parties shall cooperate to make progress according to the timetable. Except for salaries of the staff of each Party, the Company shall bear all of the costs of establishing the Company.

        1.7  Interim Committee

        The Parties have established an interim committee to review, monitor and approve all necessary costs associated with establishing the Company. Upon the incorporation of the Company, the Company shall reimburse any and all such costs incurred by each of the Parties.

Article 2.    Management Structure and Operation

        2.1  Shareholders Meeting

          2.1-1    Matters to be decided by the Shareholders Meeting shall be as follows:

            (a)  Revision of the Articles of Incorporation;

            (b)  Appointment and dismissal of the directors and the supervisors, and determination of their compensation;

            (c)  Approval of the balance sheet and other financial statements received from the Board of Directors;

            (d)  Determination of dividends and of disposition of losses;

            (e)  Merger, consolidation, restructuring or reorganization of the Company;

            (f)    Sale of all or substantially all assets of the Company;

            (g)  Appointment and removal of the Company's auditors;

            (h)  An initial public offering of the company's shares;

            (i)    Voluntary submission by the Company to receivership, bankruptcy, or any similar status;

            (j)    Liquidation or dissolution of the Company; and

            (k)  Other matters reserved to the determination of the Shareholders Meeting by the Company Law of the Republic of China.

          2.1-2    Matters such as the method of announcing the Shareholders Meeting, the legally required number of attendants, and the required number of votes for decisions shall be in accordance with the Articles of Incorporation of the Company and the Company Law of the Republic of China subject to the following:

            a)    Each shareholder of the Company shall be given timely, written notice of the time, date, agenda and place of the Shareholders Meeting, in no event later than 15 days prior to the date of convocation of such meeting. All notices and agendas of Shareholders Meetings shall be accompanied by accurate and complete English language translations thereof.

            b)    A quorum for a Shareholders Meeting shall require the presence, in person or by proxy, of shareholders of the Company holding more than 60% of the total outstanding shares of the Company.

            c)    Resolutions of the Shareholders Meetings shall be adopted by the affirmative vote of 60% of the shares represented in person or by proxy at a Shareholders Meeting at which a quorum is present.

          2.1-3    Each share shall be entitled to one vote.

          2.1-4    In case where a shareholder cannot attend a Shareholders Meeting, such shareholder may appoint a representative by issuing a proxy in writing in accordance with the laws of the Republic of China.

        2.2  Directors, Supervisors, President and Executive Vice President

          2.2-1    Unless otherwise agreed by the Parties, the Chairman, directors, supervisors, President and Executive Vice President of the Company shall be appointed and replaced by the Parties in accordance with the following method:

            (a)  There shall be 8 directors, of whom NTC shall appoint 4 directors and IFX shall appoint 4 directors.

            (b)  There shall be 2 supervisors, of whom NTC shall appoint 1 supervisor and IFX shall appoint 1 supervisor.

            (c)  NTC shall nominate a director of the Company, and provide an alternative nominee if the first nomination is not agreed by IFX, to be appointed as the Chairman of the Board of the Company.

            (d)  The appointment of the President and the Executive Vice President shall be jointly consented by the Parties. However, neither Party shall unreasonably withhold such consent. If the President is appointed by one Party, the other Party may appoint the Executive Vice President.

            (e)  Each Party shall cause the performance of such Chairman, President, Executive Vice President, directors, supervisors, and/or other managers appointed or nominated by such Party to be in accordance with this Agreement.

          The Parties agree to vote in the Shareholders Meeting or meeting of Board of Directors, as the case may be, in favor of the candidates appointed by the other Party as stipulated in this Subsection 2.2-1.

          2.2-2    Subject to the Company Law of the Republic of China, the term of the directors and the supervisors shall be three (3) years, and it shall be possible to reappoint any of them to any number of terms.

          2.2-3    If the Company needs to comply with legal requirements for the appointment of independent directors and supervisors as will be provided in the Company Law, Securities Exchange Law and any other laws or regulations, the Parties agree to co-operate in good faith and to work out an appropriate contractual arrangement to maintain the Company as joint venture between the Parties as equal partners with regard to the directors, supervisors and the management of the Company.

        2.3  The Board of Directors

          2.3-1    The responsibilities of the Board of Directors shall be as follows:

            (a)  Appointment and removal of the Chairman of the Board, approval and removal of the President and Executive Vice President of the Company appointed by the Chairman, approval and removal of Vice Presidents and Assistant Vice Presidents of the Company appointed by the President;

            (b)  Approval of the annual and quarterly budgets (including but not limited to the production plan, the business plan, the profit and loss plan, the capital investment plan, and the financial plan);

            (c)  Change of issued and outstanding share capital of the Company;

            (d)  Determination of long term policies of the Company including substantial change in the organizational structure and business operation of the Company;

            (e)  Determination of employment terms including compensation packages of President, Executive Vice President, Vice Presidents and Assistant Vice Presidents of the Company;

            (f)    Establishment of subsidiaries, opening and closing of branch offices, acquisition of the whole or part of the assets of another company or business, establishment of new business sites and closing of existing ones;

            (g)  Setting the limits of authorities of various positions and approving the chart of authorities;

            (h)  Approval of capital expenditure in the amount of US$2,000,000 or more in a single event or a total of US$10,000,000 or more in a quarter proposed by the President and the Executive Vice President, as well as ratified by the Chairman, in case where the capital expenditure exceeds the quarterly budget approved by the Board of Directors in the quarterly Board meeting;

            (i)    Approval of any borrowing and lending with respect to banks and third parties in the amount of US$ 2,000,000 or more;

            (j)    Preparation and submission to the Shareholders Meeting of the financial accounts (including dividends and disposition of losses);

            (k)  Creation of pledge, hypothecation, encumbrance or other security on the Company's assets;

            (l)    Issuance of debt securities;

            (m)  Transfer, sale or any other disposal of major assets other than in the ordinary course of business in the amount of more than US$ 2,000,000;

            (n)  Conclusion or termination of agreements regarding intellectual property rights and know how;

            (o)  Conclusion of any agreement or other arrangement with, or for the benefit of any director of the Company;

            (p)  Establishment or change of any significant accounting principles;

            (q)  Initiation of new product lines or discontinuation of existing product lines;

            (r)  The commencement of any litigation as plaintiff or the settlement by the Company of any litigation against it;

            (s)  Submission of other matters to the Shareholders Meeting for consideration or approval as may be required by law;

            (t)    Decision to modify, extend or terminate any of the agreements with the Parties listed in Section 1.1. and any other agreements between the Company and any of the Parties;

            (u)  Repurchase of the Company's own shares; and

            (v)  Decision of other important matters related to the Company and transactions other than in the ordinary course of business of the Company.

          A resolution adopted by a majority of all the members of the Board of Directors shall be required for the Joint Venture Company, its Chairman, its President and Executive Vice President, or any of its directors, personnel or supervisors to engage in any matters which are within the responsibilities of the Board of Directors.

          2.3-2    An attendance by a simple majority of the directors in person or through representation shall be necessary to form a quorum. Resolutions of the Board of Directors shall be in writing, and shall be adopted by a majority vote of all Directors (whether attending the Board Meeting or not), unless a higher majority of votes is specifically provided for in the Company Law. The Chairman shall not be entitled to a second or casting vote.

          2.3-3    In case where any director of the Company cannot attend a meeting of the Board of Directors, that director may appoint another director as representative in accordance with the Company law of the Republic of China. All or any of the directors may participate in a meeting of the Board of Directors by means of a video conference which allows all persons participating in the meeting to see and hear each other. A director so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.

          2.3-4    Meetings of the Board of Directors shall be called by the Chairman. Each director of the Company shall be given timely, written notice of the time, date, agenda and place of the Directors meeting, in no event later than 14 days prior to the date of convocation of such meeting. In emergency cases the meeting of the Board of Directors can be called by the Chairman by giving a minimum of two working days notice.

        The Chairman shall designate, at the time when the Chairman is appointed, one of the IFX-nominated directors as agent during the office term to convene the Board of Directors meeting when the Chairman cannot convene such meeting himself, or does not designate any other director to do so on his behalf, for any reason. Each director of the Company shall have the right to request the Chairman to call a Board of Directors meeting indicating the proposed agenda. If the Chairman cannot, within one week, comply with the director's request, the IFX-nominated director designated by the Chairman as specified in this Subsection 2.3.4 may call the meeting on behalf of the Chairman.

        2.4  Operation

        Except as determined in the Company Law of the Republic of China or in the Articles of Incorporation of the Company, the Board of Directors and the Chairman of the Board shall delegate the daily operation and management of the Company jointly to the President and Executive Vice President, including without limitation:

          (a)  Appointment of Vice Presidents and Assistant Vice Presidents of the Company;

          (b)  Proposal to the Board of Directors of annual and quarterly budgets and business plan of the Company;

          (c)  Approval of capital expenditure in the amount of up to US$ 2,000,000 in a single event, or a total of up to US$ 10,000,000 in a quarter;

          (d)  Approval of borrowing and lending and disposition of assets in the amount of up to US$ 2,000,000; and

          (e)  Execution of annual and quarterly budgets approved by the Board of Directors.

        The President and Executive Vice President shall manage the Company as a team. The Executive Vice President shall report to the President and will have specific responsibilities as determined by the Board of Directors. The Executive Vice President shall represent the President in case he is unable to fulfill his duties.

Article 3.    Construction and Operation of the Fab

        3.1  Manufacturing Plan

        The Company will initially construct a wafer fab (hereafter "Module I") with a target capacity of 50.000 300mm wafer starts per month (hereafter "wspm"). Market conditions permitting, [**] will be located at NTC's existing site at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China.

          3.1-1    Land Sale and Purchase Agreement: NTC agrees to sell the land to the Company (as per the Land Sale and Purchase Agreement attached as Appendix C) for the construction and operation site and to provide all information and assistance necessary for the Company to obtain all permits and approvals necessary for the construction and operation of the wafer fab.

          3.1-2    Services Agreement: NTC and eventually its Affiliates will supply certain services to the Company, including without limitation warehouse control service, security service, management information system and other management and support services. An offer for terms and conditions for the provision of such services is set forth in the draft Services Agreement attached as Appendix D which is subject to approval of the Board of Directors of the Company.

        3.2  Production Capacity of Module I

        The timetable for the ramping-up of Module I's capacity is set forth in the Top Level Business Plan attached as Appendix F, which specifies 50.000 wspm capacity in the first stage. Subject to further adjustment by both Parties in good faith, the first silicon will be made available for sale during the first quarter of 2004.

        3.3  Technology Transfer

        Each of NTC and IFX shall transfer to the Company the 90nm and 70nm DRAM process technology jointly developed in a technical cooperation project specified in a separate Technical Cooperation Agreement. If IFX and NTC are the only shareholders of the Company (including employee shares described in Subsection 1.3-6), [**] will be payable by the Company to NTC and IFX for the technology transfer specified in this Section 3.3.

        Both Parties shall provide the Company sufficient start-up training and other transfer support.

        The terms and conditions of the technology transfer and training are set forth in the Know How Transfer Agreement as attached in Appendix A.

        3.4  Plant Design, Plant Construction, Plant Equipment Purchasing, and Plant Construction Management

          3.4-1    After establishment of the Company a Building and Infrastructure Office Team (the "BIO") will be formed comprised of engineers dispatched from both Parties and—where available—staff employed by the Company. The joint team shall be established under a project guide to be mutually agreed between the Parties.

          The BIO will be led in parity by one engineering team leader of each Party and will report to the President of the Company or to the person assigned by the President.

          The BIO will be in place until the completion and handing-over of the building and infrastructure to production.

          The BIO shall manage the design, detail engineering, progress on construction and the budget for the building and infrastructure works including change management.

          The IFX team members shall provide technical and financial expertise especially with regard to the 300mm wafer fab. Furthermore the IFX team members shall ensure continuous experience exchange between IFX and the Company.

          The NTC members shall provide detailed design and engineering, procurement and supervision of the construction works. Furthermore NTC shall provide detailed information on the proposed site, applicable national and local laws and statutory regulations including environmental protection and other applicable matters, as well as security and safety for the proposed site including relevant areas related to the construction works.

          Actual costs of the BIO engineers, such as salaries, travel and living expenses shall be borne by the Company.

          The Hook Up Office (HUO) shall be established in due time acting in the sense of the aforementioned. Detailed regulations shall be mutually agreed.

        3.5  Frontend Fab Cluster

        Both Parties agree to make the Company a member of the Frontend Fab Cluster. The Company will therefore adopt all cluster-wide process improvements and will operate in accordance with the regulations of the Frontend Fab Cluster as described in the Know-How Transfer Agreement

Article 4.    Product Purchase and Capacity Reservation

        NTC and IFX shall assign the Total Capacity of the Company into the following corridors:

        Commodity DRAM Corridor, which constitutes a minimum of 80% of the Total Capacity of the Company and is assigned to the production of Commodity DRAM Products using the process technology developed by the Parties under the Technical Cooperation Agreement.

        Specialty DRAM Corridor, which constitutes up to 20% of the Total Capacity of the Company.

        Terms and conditions of matters relating to product purchase and capacity reservation are set forth in the Product Purchase and Capacity Reservation Agreement as attached in Appendix B and capitalized terms used in this Article 4 shall have the same meaning as defined in the PPCRA.

Article 5.    Employment and Materials

        5.1  Employment

          5.1-1    Employment: The Company shall employ by itself all necessary staff except for a number of employees (the "JV Employees") to be dispatched from each of the Parties, subject to approval by the Board of the Company. Both Parties shall cooperate in order to obtain the employment of a sufficient number of staff of the Company who are high in quality and loyal to the Company at the Taiwanese market-based compensation level. Additional costs associated with the transfer and employment of the JV Employees shall be borne by each of the Parties from which such JV Employees are transferred; provided, however, that the Company shall reimburse each of the Parties for costs and expenses incurred as a result of loss of experienced staff for an amount of up to 6 months of salary for each of the JV Employees.

          5.1-2    Position of the dispatched staff: Each of the Parties shall dispatch and/or transfer a certain number of staff to join the Company as JV Employees. Each Party shall follow the provisions of Labor Standard Law and other applicable labor laws and regulations of the Republic of China with respect to the retirement and other benefits of JV Employees dispatched or transferred to the Company.

        5.2  Purchasing of Materials

          5.2-1    Masks required for the manufacturing of the Commodity DRAM Products will initially be supplied by IFX's affiliated mask shop Advanced Mask Technology Center GmbH & Co. KG, Dresden, Germany ("AMTC") under ordinary business terms. Once a qualified second source of masks is available, the Company may purchase from such alternative source, however, AMTC should be given a right of first refusal as long as it can offer at least the same terms and conditions (commercially and technically) as any of the alternative mask sources for such masks.

          5.2-2    Purchasing of machinery, equipment, tools, major and minor raw materials, consumables and the like (the "Procurement Items") shall be handled as follows:

            a)    The technical selection of the Procurement Items shall be in accordance with the rules and regulations of the Frontend Fab Cluster and the Frontend Fab Cluster shall determine the vendors for such Procurement Items.

            b)    In order to ensure the most favorable purchasing conditions, the JV shall purchase the Procurement Items from vendors determined by IFX and NTC under the commercial frame conditions established between such vendors and IFX or NTC.

            c)    NTC shall provide procurement services (operational execution) to the Company on the same terms and conditions as it provides like services to other customers.

        5.3  Supply of Utilities, Waste Water Disposal and other Waste Disposal

        NTC shall provide to the Company adequate amounts of utilities at adequate quality on the customary terms and conditions. NTC shall cooperate with the Company for the disposal of waste water and other wastes. NTC shall bill to the Company each month the actual costs of waste disposal determined by the amount disposed of in the previous month on the customary terms and conditions.

        Terms and conditions of matters relating to supply of utilities, waste water and other disposals as specified in this Section 5.3 are set forth in the Services Agreement as attached in Appendix D.

        5.4  Information System

        The Parties agree that the Company shall establish it's own information systems organization that is responsible for procuring and/or providing all of the information systems and technology required for the operation of the Company (the "Company's IT Organization"). The Company's IT Organization shall establish and operate the Company's IT infrastructure, including information systems and all supporting services. The term "establish and operate" as used in the previous sentence shall mean that the Company's IT Organization shall execute these responsibilities either directly or by entering into commercial contracts with third parties to procure equipment, technology and services as required. The Company's information systems and technology, and the Company's IT Organization shall be determined and shall be operated in accordance with the provisions of the IT Strategy Appendix which is attached hereto as Appendix H.

Article 6.    Accounting and Dividend Policy

        6.1  Accounting

          6.1-1    The accounting year of the Company shall be from January 1 to December 31.

          6.1-2    Within 10 days after the end of each month and 20 days after the end of each quarter, the Company shall submit to each Party its unaudited balance sheet and profit and loss statement of such month or such quarter, as the case may be.

          6.1-3    Each Party shall have the right to audit or have audited, and/or require copies of the accounts of the Company. The accounts of the Company shall be kept in accordance with the laws of the Republic of China. Monthly financial accounts according to ROC GAAP and quarterly financial accounts according to US GAAP shall be made available to both Parties.

          6.1-4    Unless otherwise determined by the Board of Directors, the Parties agree to appoint KPMG as its certified public accountants.

          6.1-5    In order to cooperate with the public reporting of financial statements of the Parties, the Company shall tender to NTC and IFX such accounting records including without limitation the financial statements as are necessary for the consolidated accounting of the Company with either or both Parties. Expenses relating to the preparation of such accounting records for the Party so requesting shall be borne by such Party.

        6.2  Dividend Policy

        In each year that the Company has realized a profit after accounting for any tax liability and covering of accumulated losses, 10% of the remaining profit shall be retained as legal reserves. After providing for any voluntary reserves as decided by the Shareholders Meeting, 1% of the then remaining profits shall be set aside for the directors and supervisors of the Company, and 1% to 8% of the then remaining profits shall be set aside for employee as bonuses; provided, however, at least 50% of such employee bonus shall be distributed in the form of stock dividends. The remainder of the profit, if any, may be announced and paid as dividends to the shareholders in cash or stock, such as shall be determined from year to year by the Board of Directors and approved by the Shareholders Meeting. Any other remaining profit shall be kept by the Company as retained earnings.

Article 7.    Term and Termination

        7.1  Subject to obtaining relevant anti-trust approvals as stated in Subsection 1.2-2, if applicable, this Agreement shall become effective upon signing (hereafter the "Effective Date"), and continue in force unless terminated.

        7.2  Other than set forth in the Sections 7.3 and 7.4 of this Agreement, this Agreement may be terminated by written consent of both Parties.

        7.3  In case of the occurrence of any of the following circumstances this Agreement may be terminated with immediate effect by either Party by serving written notice (the "Termination Notice") to the other Party:

          (a)  Material breach of this Agreement by a Party (where only the non-breaching Party shall have the right to unilaterally terminate this Agreement as specified in this Section 7.3 and the breaching Party was granted a 60 days cure period before the Termination Notice is served and did not cure the material breach within this 60 day period);

          (b)  In the case that the non-terminating Party has applied for liquidation or reorganization under applicable bankruptcy law, or has applied for or is the subject of a third party action for bankruptcy, or is unable to honor its debts, or in the case of a Force Majeure which continues uninterrupted for a period in excess of 12 months.

          (c)  The Technical Cooperation Agreement, or its subsequent amendments, is terminated for cause, unless such termination is due to the breach of the Technical Cooperation Agreement by a Party requesting termination of this Agreement.

          (d)  The Know How Transfer Agreement, as attached in Appendix B, or its subsequent amendments, is terminated for cause, unless such termination is due to the breach of the Know How Transfer Agreement by a Party requesting termination of this Agreement.

          (e)  The Product Purchase and Capacity Reservation Agreement, as attached in Appendix C, or its subsequent amendments, is terminated for cause, unless such termination is due to the breach of the Product Purchase and Capacity Reservation Agreement by a Party requesting termination of this Agreement.

          (f)    In the case that either Party has disposed of, [**] its shares of the Company in violation of Subsection 1.4-9 (where only the non-violating Party shall have the right to unilaterally terminate this Agreement).

        7.4  This Agreement shall be automatically terminated with immediate effect upon the date of the transfer and sale of all of the shares in the Company by one of the Parties.

        7.5  In case any of the circumstances stipulated in Section 7.3 occurs, the Party serving Termination Notice may elect either of the following options:

          (i)    Within 45 days after the day the Termination Notice was served, to serve a sale notice (the "Sale Notice") on the other Party offering to sell all of its shares at 120% of the Market Value or Net Asset Value, which ever is higher (the "Put Option Price"). The Party who receives the Sale Notice must, by itself or through a third party nominee, accept the offer and must purchase all of the requesting Party's shares at the Put Option Price within 45 days after the above notice is served.

          (ii)  Within 45 days after the day the Notice was served, to serve a purchase notice (the "Purchase Notice") on the other Party offering to purchase all of its shares at 80% of either the Market Value or Net Asset Value, whichever is lower (the "Call Option Price"). The Party who receives the Purchase Notice must, by itself or through a third party nominee, accept the offer and must sell all of its shares to the requesting Party at the Call Option Price within 45 days after the above notice is served.

        For the purpose of this Section 7.5, Market Value shall mean i) if the Company is a company listed in Taiwan Stock Exchange or any other stock exchange of Taiwan, Republic of China ("Listed Company") and the Sale Notice is served, the average traded price per share of the common stock of the Company for the thirty (30) trading days immediately prior to the date of service of the Sale Notice, multiplied by the total number of shares the non-offering Party holds as of such date; ii) if the Company is a Listed Company and the Purchase Notice is served, the average traded price per share of the common stock of the Company for the thirty (30) trading days immediately after the date of notice of termination of this Agreement by the terminating Party, multiplied by the total number of shares the non-offering Party holds as of such date; and iii) if the Company is not a Listed Company, the value per share appraised by an internationally recognized independent appraiser appointed by the President of the Company out of a list of three to be prepared by the auditors of the Company, multiplied by the total number of shares the non-offering Party holds as of the date of the Sale Notice or the Purchase Notice, as the case may be.

        For the purpose of this Section 7.5, Net Asset value shall mean the book value of the Company as determined by its latest available audited financial statements, as adjusted for capital increase or decrease of the Company or other major corporate activities which may affect the content of such financial statements, such adjustments to be made and certified by the Company's auditors within 30 days after the Sale Notice or Purchase Notice was served.

        7.6  In case of occurrence of the termination event set forth in the Subsection 7.3(a), the non-breaching Party shall, in addition to the rights as set forth in the Section 7.5, be entitled to demand the breaching Party to compensate its damages incurred by such termination event.

        7.7  Sections 8.1, 8.3, 8.4.2 and 8.4.3 shall survive termination of this Agreement. No termination shall relieve any Party from liability for any breach of this Agreement.

Article 8.    General Conditions

        8.1  Confidentiality and Non-use

        During a period beginning at the Effective Date and ending ten (10) years after the later of the termination of this Agreement or the termination of the Know How Transfer Agreement set forth in Appendix A, it shall be prohibited for either Party to disclose to any third party (except Affiliates) information which has been disclosed by the other, whether such disclosure is direct or indirect, by any means such as a writing, factory tour, or other means used to communicate information, provided that such information shall be documented or described in a tangible form and shall be marked "Confidential" (hereinafter "Confidential Information"). Any such Confidential Information shall be used only for the purposes of carrying out this Agreement. Any other use of Confidential Information is prohibited. Each of the Parties will cause its own and employees of the Company to adhere to the obligations of this Article 8 through provisions in their respective employment agreements or otherwise. Confidential Information specifically includes the terms of this Agreement and its conditions provided however that the Parties may in connection with an actual or proposed merger or acquisition, and in connection with the enforcement of its rights under this Agreement and the Ancillary Agreements disclose the terms and conditions of these agreements in confidence to its legal counsel, accountants and other advisors.

        Confidential Information does not include information:

          (1)  Which was obtained legally by the receiving Party prior to its receipt from the disclosing Party.

          (2)  Which was or has become public not through any act of the receiving Party.

          (3)  Which has been received from a third party with no obligation of confidentiality

          (4)  Which has been independently developed by the receiving Party or its Affiliates.

        This obligation of confidentiality shall not apply in such case that information is requested by a government agency of competent jurisdiction but in any case that Confidential Information is disclosed under this paragraph the Party disclosing Confidential Information to such government agency shall give the other Party (the "Information Owning Party") notice prior to such disclosure which notice shall be reasonably sufficient to allow the Information Owning Party to seek appropriate action to prevent such disclosure.

        8.2  Force Majeure

          8.2-1    An Event of Force Majeure

          In the event that either Party is delayed in performing or is prevented from performing in whole or in part its obligations hereunder due to Force Majeure then the Party so affected shall have no liability to the other Party in respect of any resultant delay in performance or non-performance, partially or in whole, of its obligations under this Agreement (and the other Party shall to a similar extent not be liable for non performance or delay in performance of its obligations).

          For the purpose of this Agreement, a Force Majeure shall exist only if and during a period when an event is beyond the control of the Party claiming Force Majeure. Such event of Force Majeure shall include but not be limited to:

    •
    labor disputes affecting the region,

    •
    fire, explosion directly affecting the facilities concerned, or

    •
    war or other hostilities, flood, earthquake, severe weather conditions of an extraordinary nature directly affecting the facilities concerned.

          8.2-2    Invocation and Duration of Force Majeure

        A Party wishing to invoke Force Majeure shall promptly notify the other Party in writing giving details thereof, and of the anticipated effect on this Agreement and of the estimated duration of Force Majeure. Such Party shall use its best endeavors to resume full performance of its obligations under this Agreement without avoidable delay.

        8.3  Applicable Law

        This Agreement shall be construed in accordance with and governed by the laws of the Republic of China and shall be interpreted thereunder.

        8.4  Dispute Resolution

          8.4-1    Deadlock

            8.4-1.1    In case that a deadlock exists at either the Board of Directors meeting or the Shareholders' Meeting (a "Deadlock"), such Deadlock may be submitted by either Party (containing a notice that summarizes the issues in dispute) to the President of NTC and the General Manager of the memory products group of IFX for resolution. The respective officers of NTC and IFX shall meet at least once in person in Hong Kong (or any other location agreed between the Parties) and will then use their best effort to resolve the Deadlock in the 30 calendar day period after such Deadlock is submitted.

            8.4-1.2    If the officers of the Parties as specified in Subsection 8.4-1.1 are unable to resolve the Deadlock after expiration of the above period, the Parties shall submit to a special joint committee for consultation (the "Consultation Committee"). The Consultation Committee shall be composed of four members, two of whom shall be appointed by each of the Parties from the Board of Directors of the respective Parties. The representatives of the Consultation Committee from each Party shall meet at least once in person in Paris (or any other location agreed between the Parties) and will then use their best effort to resolve the Deadlock in the 30 calendar day period after such Deadlock is submitted to the Consultation Committee in accordance herewith.

            8.4-1.3    If the Consultation Committee as specified in Subsection 8.4-1.2 are unable to resolve the Deadlock after the expiration of the above period, the Parties shall submit the matter to settlement proceedings under the ADR Rules of the International Chamber of Commerce The attempt to resolve the Deadlock by ADR shall not exceed 30 days.

            8.4-1.4    If the Parties fail to resolve any Deadlock after exhausting all reasonable avenues available to them to achieve a mutually acceptable outcome, any Party ("First Party") may within 30 days after the result of the mediation, serve a sale notice on the other Party ("Second Party") offering Second Party the whole of the First Party's shareholding for sale at the price stipulated therein (the "Sale Price"). The sale notice will provide that the offer will lapse 45 days after the notice is served on the Second Party.

            The Second Party may, or may nominate a third party to, accept the offer to purchase the shareholding at the Sale Price at any time before the offer lapses.

            If the offer is not accepted before it lapses, the Second Party will be deemed to have served a sale notice on the First Party offering to sell all its shareholding at the same Sale Price (proportionate to its shareholding). The First Party will be bound to accept the offer within 7days, unless it introduces a third party which accepts the offer in that period.

            Any sale under this clause shall be effective within 30 days of the date of acceptance.

          8.4-2    Dispute

          In case of any dispute between the Parties to this Agreement which dispute is not due to Deadlock under Subsection 8.4-1, or in case of any alleged breach of this Agreement, the Parties shall cooperate to reach an amiable resolution of such dispute. In such case that they are unable to reach such an amicable resolution, the Parties shall submit such dispute to arbitration. Arbitration under this Subsection requested by either Party shall be held in Hong Kong.

          8.4-3    Arbitration

          In case of any arbitration the Parties shall choose three arbitrators in accordance with the rules of the International Chamber of Commerce. Of the three arbitrators one each shall be chosen by each of the Parties, and the two arbitrators so chosen shall choose the third. Such arbitration shall be conducted in the English language. The decision of the arbitration proceedings shall be final and binding upon the Parties and judgment on any arbitration decision may be entered in any court of competent jurisdiction for enforcement. The Parties are aware that the Republic of China is not a signatory to the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards and therefore wish to state that each of NTC and IFX hereby unconditionally and irrevocably consent to the compulsory execution of any arbitration award rendered against them by any court having jurisdiction over them.

        8.5  Language

        This Agreement shall be prepared in the English language, and the English language version shall be official. No translation into German, Chinese or any other language shall be taken into consideration in the interpretation of this Agreement.

        8.6  Notice

        All notices required under this Agreement, and all communications made by agreement of the Parties, shall be made in writing, and shall be delivered either personally, by facsimile, or by mail. The date of actual receipt by the receiving party shall be deemed the date of notice under this Agreement. The addresses of each Party for purposes of notice under this Agreement shall be as follows:

NTC:	Nanya Technologies Corporation Hwa-Ya Technology Park 669 Fuhsing 3rd Road Kueishan, Taoyuan Taiwan, Republic of China
	Attention:	Legal Department
IFX:	Infineon Technologies AG P.O. Box 80 09 49 81609 Munich Germany
	Attention:	Legal Department
	Copy to:	General Manager Memory Products Division

        8.7  Transfer

        No right or obligation under this Agreement shall be transferable or assigned to any third party without the express agreement in writing of the other Party.

        8.8  Modification of the Agreement

        No modification of this Agreement shall be valid without a writing setting forth such modification signed by both Parties.

        8.9  Miscellaneous

          8.9-1    If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, or the competent anti-trust authorities find a provision to be invalid or request modifications, all other provisions of this Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

          8.9-2    This Agreement and any documents attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and, except as otherwise expressly set forth herein, supersedes all prior discussions, understandings, agreements and negotiations between the Parties with respect to such subject matter.

          8.9-3    Appendix A through I, which are attached hereto, shall constitute an integral part hereof. The Appendices have the following titles:

    Appendix A Know How Transfer Agreement
    Appendix B Product Purchase and Capacity Reservation Agreement
    Appendix C Land Sale and Purchase Agreement
    Appendix D Services Agreement
    Appendix E Articles of Incorporation of the Company
    Appendix F Top Level Business Plan
    Appendix G Milestone Timetable
    Appendix H IT Strategy Appendix
    Appendix I Articles of Incorporation of the SPV

        8.10 Interpretation

          8.10-1    For the purpose of this Agreement, "Affiliate" shall mean, with respect to any Party, any legal person that directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with such Party. For the purpose of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Party shall mean the possession, directly or indirectly, of more than 50% of the outstanding shares or voting rights, or of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract, agency or otherwise.

          8.10-2    For the purpose of this Agreement, "Frontend Fab Cluster" shall mean a group of companies which align their frontend fabs to a synchronized technical, quality and reporting guideline in order to realize economies of scale and common quality standards. On the Effective Date the Frontend Fab Cluster members are Infineon Technologies Richmond Limited Partnership, USA, Infineon Technologies Dresden GmbH & Co. OHG, Germany, Infineon Technologies SC300 GmbH & Co. KG, Germany, ProMOS Technologies Inc, Hsinchu, Taiwan, and Winbond Electronics Corporation, Hsinchu, Taiwan, and shall further include the Company, as well as any other IFX subsidiary or third party cooperation partner of IFX that IFX may add to the Frontend Fab Cluster. The Parties acknowledge that certain members of the Frontend Fab Cluster may cease to be members throughout the term of this Agreement.

        In witness to the above, duly authorized representatives of both Parties, on the date set out first above, do execute two copies of this Agreement. Each copy so executed shall be deemed an original of this Agreement, and each Party shall retain one original.

Nanya Technology Corporation	Infineon Technologies AG

By: /s/ Jih Lien Name: Dr. Jih Lien Title: President Date: 13 November 2002	By: /s/ Harald Eggers Name: Dr. Harald Eggers Title: CEO, Memory Products Group of Infineon Date: 13 November 2002
By: /s/ Michael Majerus Name: Dr. Michael Majerus Title: CFO, Memory Products Group of Infineon Date: 13 November 2002

Appendix A to Joint Venture Agreement

Know How Transfer Agreement

        by and between

Hwa-Ya Semiconductor Inc., having its registered offices at Hwa-Ya Technology Park,
Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C., Taiwan, R.O.C.
—hereinafter referred to as "JV"—
on the first part

and

Nanya Technology Corporation, having its registered offices at Hwa-Ya Technology Park
669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C.
—hereinafter referred to as "NTC"—

and

Infineon Technologies AG, having its registered offices at St. Martin Strasse 53,
81669 Munich, Germany
—hereinafter referred to as "Infineon"—
on the second part

—JV, NTC and Infineon are hereinafter collectively referred to as the "Parties" and severally referred to as a "Party"—

Preamble

        WHEREAS, NTC and Infineon have formed JV as a joint venture company for the development, manufacture and sale of semiconductor products subject to a Joint Venture Agreement ("Joint Venture Agreement");

        WHEREAS, NTC has developed certain know how for 120nm DRAM process technology and Infineon has developed certain know how for 110nm DRAM process technology;

        WHEREAS, NTC and Infineon will jointly develop 90nm and 70nm DRAM process technology (exact dimensions of "70nm" and "90nm" are still to be defined) subject to the (110nm) License and (90/70nm) Technical Cooperation Agreement ("Technical Cooperation Agreement");

        WHEREAS, NTC, Infineon and JV will severally and jointly develop certain technology for DRAM products;

        WHEREAS, NTC and Infineon wish to transfer certain DRAM process and product technology to JV to enable JV to manufacture and sell DRAM-products subject to the terms of this Agreement;

        Now, therefore, the Parties agree as follows:

Article 1—Definitions

        For the purpose of this Agreement, the terms set forth in this Article 1, when employed in capital letters, either in the singular or plural form, are defined to mean the following:

          1.1  "Commodity DRAM Products" shall mean mainstream DRAM products in wafer form which:

            a)    have a highly standardized specification,

            b)    are targeted for high production volumes,

            c)    follow JEDEC standards,

            d)    have densities between 128Mbit and 2Gbit,

            e)    include SDRAM interface standards such as SDR, DDR and DDR II, and

            f)    use the Contract Process

  and are designed by or on behalf of NTC and/or Infineon, including improved and/or modified versions thereof. Commodity DRAM Products shall exclude any embedded DRAM Products.

          1.2  "Contract Products" shall mean Commodity DRAM-Products and Specialty DRAM Products.

          1.3  "Contract Process" shall mean:

            1.3.1  Infineon's 110nm DRAM process technology (the "Infineon 110nm Process"), as generally described in Annex 1A hereto, and

            1.3.2  NTC's 120nm DRAM process technology (the "NTC 120nm Process"), as generally described in Annex 1B hereto, and

            1.3.3  the 90nm and 70nm DRAM process technology jointly developed by NTC and Infineon, as generally described in Annex 1C hereto (subject to changes agreed in the Technical Cooperation Agreement);

    on the condition that such process technology listed in Articles 1.3.1 to 1.3.3 is transferred to JV by NTC and/or Infineon.

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    The Contract Process shall exclude Know How relating to the backend manufacturing of semiconductor products.

          1.4  "Effective Date" shall mean the date upon which this Agreement enters into force as per Article 9.1 hereof.

          1.5  "Frontend Fab Cluster" shall mean a group of companies which align their frontend fabs to a synchronized technical, quality and reporting guideline in order to realize economies of scale and common quality standards. On the Effective Date the Frontend Fab Cluster members are Infineon Technologies Richmond Limited Partnership, USA, Infineon Technologies Dresden GmbH & Co. OHG, Germany, Infineon Technologies SC300 GmbH & Co. KG, Germany, ProMOS Technologies Inc, Hsinchu, Taiwan, and Winbond Electronices Corporation, Hsinchu, Taiwan, and shall further include JV, as well as any other Infineon Subsidiary or third party cooperation partner of Infineon that Infineon may add to the Frontend Fab Cluster. The Parties acknowledge that certain members of the Frontend Fab Cluster may cease to be members throughout the term of this Agreement.

          1.6  "Improvements" shall mean all technical information on improvements and/or modifications relating to the Know How, which NTC, Infineon and/or JV develop and/or acquire during the term of this Agreement and which NTC,Infineon and/or JV are entitled to disclose in accordance with the terms of this Agreement. The term Improvements, however, shall not include any technical information on any such improvements and/or modifications which lead to changes in the basic technical concept of the manufacture and/or testing of Contract Products or to substantial changes and enhancements in the functionality or performance of Contract Products.

          1.7  "Invention" shall mean any invention or discovery relating to the Know How, conceived or first reduced to practice solely by one or more employees of JV, or jointly by one or more employees of JV together with one or more employees of NTC and/or Infineon, during the term of this Agreement and pursuant to activities performed in JV.

          1.8  "Information Management System" shall mean the knowledge and document control system which is up to the standard of the industrial general practice maintained in and implemented by JV to manage and protect its proprietary information, as well as those of any other Party which JV is obligated to keeping in confidence.

          1.9  "Know How" shall mean all technical information (including but not limited to technical data or specifications, drawings, engineering information, process or product information, formulas, information on techniques or methods, software or computer programs, proprietary tools, processes of record, design information packages and quality know how), relating to Contract Products and Contract Processes, which is available and used at NTC and/or Infineon at the time of Shipment Qualification and which NTC and/or Infineon are entitled to license without incurring payment to third parties.

          1.10 "Know How Package" shall mean different subsets of the Know How and Improvements in document or other recorded form created by NTC and/or Infineon in order to facilitate the technology transfer from NTC and/or Infineon to JV. The topics of such Know How Packages shall be set forth in Annex 2 hereto.

          1.11 "Patents" shall mean all patents and patent applications, including process/design patents and process/design patent applications, and utility models:

            1.11.1  which are issued or will be issued on patent applications entitled to an effective priority filing date prior to termination of this Agreement, and

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            1.11.2  which but for this Agreement would have been infringed by JV by using any aspect or combination of Know How within the scope of the license to use granted in this Agreement, or by developing, manufacturing and selling any Contract Products, and

            1.11.3  under which NTC and/or Infineon now have, or hereafter obtain prior to termination of this Agreement, the right to grant rights to use of the same scope granted in Article 5 of this Agreement without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by NTC and/or Infineon to third parties (except for payments between NTC and/or Infineon and third parties for inventions made by said third parties while employed by or made on behalf of NTC and/or Infineon), unless JV reimburses NTC and/or Infineon for such payment of royalties or other consideration.

    The term "Patents" does not include any patent or patent application related to Non-DRAM Products.

          1.12 "Non-DRAM Products" shall mean all semiconductor products excluding Commodity DRAM Products and Specialty DRAM Products, such as but not limited to FeRAM or MRAM.

          1.13 "Reference Site" shall mean the manufacturing site from which NTC and/or Infineon will transfer the Know How to JV.

          1.14 "Specialty DRAM Products" shall mean all low volume DRAM products in wafer form targeting special applications, using the Specialty DRAM Corridor and a Contract Process, that is one of the processes being used by the JV's Commodity DRAM Corridor which show in terms of performance significant changes to Commodity DRAM Products. Specialty DRAM Products shall include but not be limited to low power applications such as SDR, DDR and 1T SRAM, high speed applications for graphics and networking, but shall exclude embedded DRAMs.

          1.15 "Shipment Qualification" or "SQ" shall mean the qualification procedure as generally described in Annex 3 that is used for releasing Contract Products for sale.

          1.16 "Subsidiary" shall mean any legal entity which is or becomes owned or controlled directly or indirectly by a Party hereto as to more than fifty percent (50%) of such legal entity's issued share capital, voting rights and/or the like.

Article 2—Supply of Know How Packages

        2.1  NTC and Infineon have agreed to jointly develop 90nm and 70nm DRAM process technologies at Infineon's facilities in Dresden, Germany under the Technical Cooperation Agreement. It is the common goal of NTC and Infineon to transfer to JV such jointly developed processes to enable JV to manufacture for NTC and Infineon Commodity DRAM Products in high volume as well as Specialty DRAM Products.

        2.2  In case that all Parties jointly agree in writing that the ramping-up of JV's manufacturing capacity requires the transfer of the Infineon 110nm Process, and/or the NTC 120nm Process, Infineon or NTC shall make reasonable best efforts to transfer Know How Packages containing such process technologies to JV as soon as technically and commercially feasible.

        2.3  NTC and Infineon shall provide the Know How Packages containing the 90nm DRAM process technology within 3 months after Shipment Qualification of the first Commodity DRAM Product using such process technology at the Reference Site. The Know How Packages containing the 70 nm DRAM technology shall be provided within 3 months after Shipment Qualification of the first Commodity DRAM Product using such process technology at the Reference Site. JV shall be responsible for the transfer of the Know How Packages to its production site and shall bear the cost for all wafers that will be provided to JV by NTC and/or Infineon as part of the technology transfer.

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        2.4  NTC and Infineon shall transfer a reasonable number of Know How Packages describing the Improvements they have achieved as soon as technically and commercially feasible after they have established reliability and quality of such Improvements. JV shall continuously provide NTC and Infineon with its Improvements.

        2.5  NTC and Infineon shall devote sufficient resources and efforts to facilitate the technology transfer contemplated under this Agreement.

        2.6  JV shall implement the Know How in its manufacturing line and manufacture Contract Products according to agreed production plans as defined in the Product Purchase and Capacity Reservation Agreement between the Parties.

        2.7  All the Know How Packages to be transferred shall be in English language and will be transferred by electronic means with encryption, to the extent permissible under the applicable law, or other due safeguard for the transmission with necessary assistance from JV.

        2.8  JV shall set-up and maintain the Information Management System which needs to be compatible with the Reference Site. JV shall be responsible for insuring the data security therein and for administering access rights to its employees.

Article 3—Training Program and Technical Assistance

        3.1    Training Program

          3.1.1  In order to familiarize personnel of JV with the Know How, Infineon and NTC shall provide for JV's personnel a training program based on the contents of the Know How Packages (the "Training Program"). Except for Know How relating to NTC's 120 nm DRAM process technology, the Training Program shall take place at Infineon's facilities in Dresden, Germany. For Know How relating to NTC's 120 nm DRAM process technology the Training Program shall take place at NTC's facility in Linkou, Taiwan.

          3.1.2  Details of the Training Program shall be agreed upon between the Parties in due course.

        3.2    Technical Assistance

          3.2.1  NTC and Infineon shall delegate experienced employees to JV to provide on-site support to JV in the manufacture and testing of Contract Products using the Contract Process (the "Technical Assistance"). Such Technical Assistance by experts of NTC and Infineon shall be rendered at JV's plant in Linkou, Taiwan.

          3.2.2  Details of the Technical Assistance shall be agreed upon between the Parties in due course.

        3.3      General Provisions regarding the Training Program and Technical Assistance

          3.3.1  All Training Programs and Technical Assistance shall be provided in English language and trainers and trainees shall have sufficient working knowledge of the English language.

          3.3.2  Each Party shall be responsible for and shall pay all such salaries, living allowances, insurances, travelling expenses including accommodation cost, and other remuneration and expenses to which its employees delegated to the other Parties' facilities may be entitled. All employees delegated to other Parties shall have sufficient knowledge in the respective technical field in which they are to be trained, or will be training employees of other Parties.

          3.3.3  Employees delegated to the other Parties' facilities shall observe the security rules and regulations prevailing at such facilities. The Party in charge of the facilities shall inform the employees of the other Parties on such rules and regulations.

5

          3.3.4  Reasonably in advance of each delegation of employees to the other Parties' facilities, the Parties shall agree in writing on the dates, duration and the number and qualification of trainers and trainees intended to be sent. Each Party shall use all reasonable efforts to comply with the interests of the other Parties regarding availability of appropriately qualified employees and regular course of business and production.

          3.3.5  The Parties shall assist each other in obtaining entry visas and working permits, if required, for employees delegated to the other Parties' facilities. Infineon's obligation to train personnel of JV shall be subject to issuance of such approvals.

Article 4—Inventions

        4.1  During the term of the JV Agreement, Inventions made by employees of the Parties performing development work at the JV shall be owned as follows:

    •
    Inventions made solely by employees of JV shall be owned by JV and licensed to NTC and Infineon as provided in Article 5.

    •
    Inventions made by one or more employees of JV jointly with one or more employees of NTC and/or Infineon shall be jointly owned by NTC, Infineon and JV. NTC, Infineon and JV shall each have the right to grant licenses (including the right for any licensee to grant sublicenses) to third parties without compensation to the other Parties and/or its employees, and necessary consent is hereby given by the other Party for the granting of such licenses as may be required by the law of any country. All expenses, other than internal expenses, incurred in obtaining and maintaining patents issued on such jointly owned Inventions shall be equally shared by the Parties.

        4.2  JV shall regularly report Invention disclosures to NTC and Infineon, and the Parties shall jointly review Invention disclosures relating to Inventions made solely by employees of the JV, or jointly by the Parties, and shall decide whether: (i) a patent application should be prepared for an Invention disclosure, and (ii) if so, which Party should file and assume responsibility for the preparation of the patent application, or application for copyright registration, and (iii) in which countries corresponding applications shall be filed and by whom. The non-filing Parties shall give the filing Party all reasonable assistance in the preparation or prosecution of any such patent application filed by said filing Party, and shall cause execution of all instruments and documents as said filing Party may consider necessary or appropriate to carry out the intent of this Article 4.

        4.3  With respect to any joint Inventions, where one owning Party elects not to seek or maintain patent protection in any particular country or not to share equally in the expenses thereof, the other jointly owning Parties shall have the right to seek or maintain such patent protection in said country at their own expense and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing thereon shall be joint.

        In the event that the filing Party shall determine to abandon, or otherwise not to prosecute, any jointly owned patent application, or not to maintain, defend or renew any jointly owned patent, it shall notify the non-filing Parties thereof, in writing, at the earliest practicable date. Such non-filing Parties shall have the right, at its or their expense, to prosecute such application or to take up such maintenance or defense, and the filing Party agrees to cooperate fully with the non-filing Parties in obtaining, maintaining, defending or renewing such jointly owned patent rights hereunder.

Article 5—Rights Granted by the Parties

        5.1  Pursuant to the terms of this Agreement, and effective from the date of disclosure of the respective Know How Packages, NTC and Infineon hereby grant to JV a non-transferable, non-exclusive right under the Know How, Improvements and Patents to manufacture and test Contracts

6

Products in Taiwan and to sell such Contract Products to NTC and Infineon and/or their Subsidiaries, and to use any apparatus and/or material and any method and/or process in the manufacture of Contract Products. For the avoidance of doubt the Parties acknowledge that JV shall have no right to (i) grant third parties any rights under the Know How, Improvements and Patents and (ii) have Contract Products manufactured and tested at third parties.

        5.2  In addition to the rights granted in Article 5.1 above, Infineon and NTC hereby grant to JV the non-transferable, non-exclusive right to use, copy, modify and/or translate the Know How Packages for the sole purpose of executing the rights granted under Article 5.1. above.

        5.3  Rights granted by JV to NTC and Infineon

        JV hereby grants to NTC and Infineon and their Subsidiaries a worldwide, non-transferable, non-exclusive and fully paid up right and license to use JV's Improvements, JV's solely owned Inventions, and all of JV's patents, patent applications, utility models, mask works and design patents pertaining thereto ("JV Patents"), to use, manufacture, have manufactured, develop, have developed, assemble, have assembled, test, have tested, sell or otherwise dispose of semiconductor products and to use any apparatus and/or material and any method and/or process in the manufacture of such semiconductor products. Further, Infineon shall have the right to sublicense to third parties JV's Improvements, solely owned Inventions and JV Patents, except those of JV's Improvements, solely owned Inventions and JV Patents relating solely to NTC's 120 nm DRAM process technology; and NTC shall have the right to sublicense (i) to third parties JV's solely owned Inventions and JV Patents and (ii) to wholly owned subsidiaries JV's Improvements; (i) and (ii) shall not apply to those of JV's Improvements, solely owned Inventions and JV Patents relating solely to Infineon's 110 nm DRAM process technology.

Article 6—Frontend Fab Cluster

        The Parties agree that JV shall become a member of the Frontend Fab Cluster. The basic rules and regulations of the Frontend Fab Cluster are attached hereto as Annex 6. JV shall adhere to the rules and regulations set up for the Frontend Fab Cluster and shall be classified according to synchronization level A as defined in such rules and regulations. The Parties acknowledge that the Frontend Fab Cluster is established on the basis of reciprocal treatment and contribution by all its members to their joint interest. It is the joint understanding of the Parties, that the JV may follow a dual vendor strategy in the critical areas, which is in line with the rules and regulations of the Frontend Fab Cluster.

Article 7—Warranty, Warranty Exclusions, Liability

        7.1  Subject to Article 13 of the Product Purchase and Capacity Reservation Agreement between the Parties, neither Party represents or warrants that the possession or use of any Know How and/or the use, development, manufacture, test, sale, lease, or other disposition of systems, processes, circuits, devices, software and any products hereunder will be free from infringement of intellectual property rights of third parties and neither Party assumes any liability under this agreement for or indemnifies the other Parties from any third party claims for infringement of intellectual property rights. In case that one of the Parties is subject to a claim of intellectual property rights infringement as a result of the use of the Know How or other technology received hereunder, the other Party will give assistance, as it considers reasonable in its sole discretion in order to defend such claims.

        7.2  Neither NTC nor Infineon represent or warrant to JV or to one another, that the Know How will fulfill certain conditions, that the Know how will be sufficient, suitable, or fit for JV's purposes, that the use of the Know How by JV will be uninterrupted, error free, or result in a minimum yield and that JV will be successful in the manufacturing of Contract Products.

7

        7.3  Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed as:

          7.3.1  a warranty or representation by Infineon nor NTC to the validity and scope of any of the Patents licensed to JV, or

          7.3.2  an obligation on Infineon or NTC or a warranty or representation by Infineon or NTC that it will continue to own all of the Know How and Patents under which JV is granted a right of use under this Agreement, or

          7.3.3  a requirement that Infineon or NTC shall file any patent application, secure any patent, or maintain any patent in force, or

          7.3.4  an obligation on Infineon or NTC to bring or prosecute actions or suits against third parties for infringement, or

          7.3.5  conferring a right to use in advertising, publicity, or otherwise any trademark, trade dress or trade name of Infineon or NTC, or

          7.3.6  granting by implication, estoppel or otherwise, any rights under patents or patent applications of Infineon or NTC other than the Patents licensed to JV under this Agreement, regardless of whether such other patents or applications are dominant or subordinate thereto.

        7.4  Infineon and NTC make no representations, extend no warranties of any kind, either express or implied, and assumes no responsibilities whatever with respect to the use, sale, or other disposition by JV or its vendees or other transferees of products incorporating or made by use of (i) the Know How and Patents under which JV is granted a right of use under this Agreement or (ii) information, if any, furnished to JV under this Agreement.

        7.5  With the exception of a breach of the confidentiality provision in Article 8, neither Party assumes any liability, or shall be held liable by the other Parties, for any business interruption, loss of revenue, profits or sales, loss of information or data, or for any special, incidental, punitive, indirect or consequential damages. NTC's and Infineon's liability for direct costs, losses or damages of JV shall be limited to an aggregate amount of one million US Dollars.

        7.6  The Parties further agree that the rights and remedies contained in this Agreement are sole and exclusive, and that these remedies are in lieu of any and all other rights and remedies available at law, in contract, tort, or otherwise.

Article 8—Confidentiality

        8.1  The Parties undertake to keep all Confidential Information disclosed under this Agreement by a Party to the other Parties, in confidence for a period of ten years after disclosure to the receiving Party and not to distribute, disclose, or disseminate such Confidential Information to anyone except its own or its Subsidiaries' employees, who have a reasonable need to know such Confidential Information and who are bound to confidentiality by their employment agreements or otherwise. The receiving Party shall use the same efforts to avoid publication or dissemination of Confidential Information received as it employs with respect to information of its own which it does not desire to be published or disseminated, but not less than reasonable care.

        The term Confidential Information as used herein shall include (i) all data and information relating to Contract Process and Contract Products transferred by NTC and/or Infineon and to be held in the Information Management System of JV, (ii) all other information disclosed in written or other tangible form and marked "confidential" or the like, and (iii) all information disclosed orally, which is confirmed in written or other tangible form within thirty (30) days after initial oral disclosure.

8

        The term Confidential Information shall not include any information which is:

          8.1.1  already in the possession of the receiving Party or its Subsidiaries without breach of obligation of confidence under this Agreement;

          8.1.2  now, or hereafter becomes, publicly available without breach of this Agreement;

          8.1.3  rightfully received from third parties without obligation of confidence;

          8.1.4  independently developed by the receiving Party or its Subsidiaries; or

          8.1.5  approved for release by written agreement of the disclosing Party.

        8.2  The receiving Party's obligations with respect to the Confidential Information as specified in Article 8.1 shall not apply to any disclosure which is in response to a valid order of a court or a due inquiry of other governmental body of any country or group of countries or any political subdivision thereof, provided, that the receiving Party shall have notified the disclosing Party immediately upon learning of any such order and has given the disclosing Party a reasonable opportunity and cooperated with the disclosing Party to contest or limit the scope of such required disclosure including a protective order, or otherwise required by law.

Article 9—Term, Termination

        9.1  This Agreement shall enter into force upon signature by the Parties hereto and shall terminate three years after completion of the transfer of the first Know How Package containing the 70nm DRAM process technology, or at the same time as the JV Agreement, whichever is earlier.

        9.2  Any performance under this Agreement is subject to receipt of all governmental approvals necessary for the performance of this Agreement ("Government Approvals"). Either Party shall without undue delay apply for the necessary Government Approvals and shall inform the other Parties in writing if such approval was issued by the competent authorities.

        The Parties anticipate that as a precondition for the performance of this Agreement the relevant export control authorities of Germany and the United States of America need to issue export licenses for the transfer of technology to JV. The Parties shall co-operate in the application for such export licenses without undue delay after signature of this Agreement and after receipt of any required so called "Enduser Certificates" signed by JV.

        9.3  If the period between Effective Date of this Agreement and receipt of all necessary Governmental Approvals exceeds twelve (12) months, this Agreement shall be regarded as null and void, if a Party requests so after elapse of said twleve (12) months period.

        9.4  This Agreement may be prematurely terminated by registered letter with immediate effect by a Party having such right as herein below provided—and notwithstanding any other rights such Party may have—upon the occurrence of one of the following events:

          9.4.1  by each Party in the event that one of the other Parties has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied to the terminating Party's reasonable satisfaction within sixty (60) days after receipt of written notice by the non-terminating Party specifying the nature of such default and requiring remedy of the same;

          9.4.2  by either NTC or Infineon concurrently with a termination for cause or automatic termination as specified in Article 7.3 and 7.4 of the Joint Venture Agreement, unless such termination is due to the breach of the Joint Venture Agreement by a Party requesting termination of this Agreement; or

9

          9.4.3  by either NTC or Infineon concurrently with a termination for cause of the Technical Cooperation Agreement, unless such termination is due to the breach of the Technical Cooperation Agreement by a Party requesting termination of this Agreement.

Article 10—Rights and Obligations after Termination

        10.1 JV shall have the right to continue to exercise any and all rights and licenses granted according to Article 5, if this Agreement was terminated pursuant to Article 9.1, or 9.4.1 if the JV was the terminating Party.

        10.2 NTC and/or Infineon shall have the right to continue to exercise any and all rights and licenses granted according to Article 5, if this Agreement was terminated pursuant to Article 9.1, 9.4.2, 9.4.3, or 9.4.1 if NTC and/or Infineon are the terminating parties.

        10.3 Articles 7, 8, 10, 11 and 12 shall survive any termination of this Agreement.

Article 11—Arbitration

        The Parties hereto shall use their best efforts to amicably resolve any disputes, controversies or differences which may arise between the Parties in connection with the interpretation or performance of this Agreement. If any such disputes, controversies or differences cannot be resolved between the Parties hereto, they shall be finally settled by arbitration in Hong Kong in accordance with the rules of the International Chamber of Commerce, Paris, ("Rules"). The arbitration shall be conducted by three arbitrators selected in accordance with the Rules. Arbitration proceedings shall be conducted in the English language. The procedural law of the place of arbitration shall apply where the Rules are silent. The decision of the arbitration proceedings shall be final and binding upon the Parties and judgment on any arbitration decision may be entered in any court of competent jurisdiction for enforcement. The Parties are aware that the Republic of China is not a signatory to the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards and therefore wish to state that each of NTC, Infineon and JV hereby unconditionally and irrevocably consent to the compulsory execution of any arbitration award rendered against them by any court having jurisdiction over them.

Article 12—Applicable Law

        This Agreement and the performance of the Parties hereunder shall be construed in accordance with and governed by the substantive laws of Germany, without regard to its conflict of laws principle. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

Article 13—Miscellaneous

        13.1 This Agreement cannot be modified except by written instrument signed by both Parties. This requirement of written form can only be waived in writing.

        13.2 Neither Party shall be liable to the others for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure (such as without limitation, riots, wars, freight embargo, shortage of supply, hostilities between nations, governmental laws, earthquakes, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective party). On the occurrence of such an event, the affected Party shall immediately inform the other Parties of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

10

        13.3 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

        13.4 Except otherwise provided in this Agreement, communications between Infineon and JV shall be given in writing, by post, via e-mail or by telefax, to the following addresses of the Parties or to such other addresses as the Party concerned may subsequently notify in writing to the other Party:

  If to NTC to:

  Nanya Technology Corporation
  Legal Department
  Hwa-Ya Technology Park 669, Fuhsing 3rd Road
  Kueishan, Taoyuan
  Taiwan, R.O.C.
  Fax: + 886-3-396-0993

  If to Infineon to:

  Infineon Technologies AG
  Legal Department
  P.O. Box 800949
  81609 Munich, Germany
  Fax: + 49 89 234 26993

  If to JV to:

  Hwa-Ya Semiconductor Inc.
  Hwa-Ya Technology Park
  Fuhsing 3rd Road, Kueishan
  Taoyuan, Taiwan, R.O.C.
  Fax: + 886

        13.5 No right or interest in this Agreement shall be assigned or transferred to any third party by a Party hereto without first obtaining written consent from the other Parties except that NTC and Infineon may freely assign this Agreement to a Subsidiary, or to a third party, to which all or substantially all assets of their memory products divisions are transferred.

        13.6 If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

        13.7 This Agreement and any documents attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and, except as otherwise expressly set forth herein, supersedes all prior discussions, understandings, agreements and negotiations between the Parties with respect to such subject matter.

        13.8 Annexes 1 through 6, which are or will be attached hereto, shall constitute an integral part hereof. The Annexes have the following titles:

  Annex 1A: Infineon 110nm Process

  Annex 1B: NTC 120nm Process

  Annex 1C: 90nm and 70nm DRAM process technology

  Annex 2: Description of Know How Packages

  Annex 3: Shipment Qualification

  Annex 4: Basic rules and regulations of the Frontend Fab Cluster.

11

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives.

Nanya Technology Corporation
By:

Name:

Title:

Date:

Infineon Technologies AG
By:	And by:

Name:	Name:

Title:	Title:

Date:	Date:

Hwa-Ya Semiconductor Inc.
By:	And by:

Name:	Name:

Title:	Title:

Date:	Date:

12

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Annex 1A: Infineon 110nm Process

TECHNOLOGY:	[**]
CELL:	[**]
LITHOGRAPHY:	110nm [**]
[**]
L-REQUIREMENTS:	[**]
DEVICE TYPES: (approximate Lmin)	[**]
FEOL (FRONT END OF LINE):	[**]
BEOL (BACK END OF LINE):	[**]

Annex 1B: NTC 120nm Process

TECHNOLOGY:	[**]
CELL:	[**]
LITHOGRAPHY:	[**]
DEVICE TYPES: (approximate Lmin)	[**]
FEOL (FRONT END OF LINE):	[**]
BEOL (BACK END OF LINE):	[**]

Annex 1C: 90nm and 70nm DRAM process technology

90nm DRAM process technology

CELL:	[**]
LITHOGRAPHY:	90 nm [**]
[**]
DEVICE TYPES:	[**]
FEOL (FRONT END OF LINE):	[**]
BEOL (BACK END OF LINE):	[**]
WAFERSIZE:	[**]

70nm DRAM process technology

CELL:	[**]
LITHOGRAPHY:	70 nm [**]
[**]
DEVICE TYPES:	[**]
FEOL (FRONT END OF LINE):	[**]
BEOL (BACK END OF LINE):	[**]
WAFERSIZE:	[**]

Annex 2: Description of Know How Packages

        The following Check List applies to the Know-How of the Contract Processes and Contract Products and is a guideline of the type of information that will be delivered from Infineon and/ or NTC to JV. The information provided shall be on the basis of Reference Site performance and will be available in different portions:

Preliminary Know How Package	PART I
Final Know How Package	PART II
Additional measures: Update Packages and Workshops.	PART III

        Infineon and/or NTC will prove the manufacturability of the Contract Process and Contract Product at the Reference Site with reasonable yield. The interface between the Reference Site and the JV as well as synchronization and common learning procedures is described in Annex 4 (Basic rules and Regulations of the Frontend Fab Cluster). Infineon and NTC will undertake all reasonable efforts to jointly achieve similar yields at JV as at the Reference Site.

        The Checklist given in this Annex is described as detailed below. Where information has been already transferred from a previous technology generation the data may not be repeated.

Part I Preliminary Know How Package
Part I.A	Frontend wafer fab: Equipment and Materials for Unit Process
Part I.B	Frontend wafer fab: Process Integration
Part I.C	Design
Part II Final Know How Package
Part II.A	Front End
Part II.A.i.	Frontend Wafer Fab: Process Integration
Part II.A.ii	Front End Wafer Test
Part II.B.	Information regarding Final Back End (i.e. Package) Level Test Engineering
Part II.C.	Design Data
Part II.D.	QRA Fab
Part III Updates
(Delivery according Infineon Technology Development Handbook—TDHB—Milestones)
Part III a	Update Packages
Part III b	Workshops

Part I.—Preliminary Know How Package

Part I.A    Wafer Fab Equipment and Materials for Unit Process

        The Know How transfer should include (i) preliminary operation instruction and recipe for each and every process step, and (ii) the equipment configurations, acceptance test reports, process control specifications, PM items and procedures, material (wafer, gases, chemicals, targets, CMP slurries, etc.) specifications including second sources, if available, required by the respective process.

        a.    [**]

        b.    [**]

        c.    [**]

        d.    [**]

        e.    [**]

        f.      [**]

Part I.B    Wafer Fab Process Integration

        a.    [**]

        b.    [**]

        c.    [**]

        d.    [**]

        e.    [**]

        f.      [**]

        g.    [**]

        h.    [**]

        i.      [**]

        j.      [**]

        k.    [**]

Part I.C    Design

        1.    By process

          a.    Design Manual

          b.    Process assumptions

          c.    Preliminary design manual (Ground rules)

          d.    Fill rules for layers where applicable

          e.    All information, including mask tooling information(e.g. alignment mark, PCI, MCI), formulas for mask preparation (conversion of layouts to mask layers, quality of different layers, all relevant biases) to include the Fracturing Method, Mask Sizing, OPC and PSM rules.

          f.      ESD structure

        2.    By Product

2

          a.    Schematic package (pdf)

          b.    Kerf description

          c.    Layout of kerf & Contract Product (GDS2)

Part II.—Final Know How Package (includes Preliminary KHP)

Part II.A    Front End

Part II.A.i.    Wafer Fab Process Integration

        a)    [**]

        b)    [**]

        c)    [**]

        d)    [**]

        e)    [**]

Part II.A.ii    Front End Wafer Sort Test Engineering—By product

        a)    [**]

        b)    [**]

        c)    [**]

        d)    [**]

        e)    [**]

Part II.B    Information regarding Final Back End (i.e. Package) Level Test Engineering

        a.    Qualification Test flow

        Release criteria and correlation document with all hardware necessary to achieve product shipment qualification at JV

Part II.C    Design data

1.    Design data—Know How required by process

        a.    Design manual

        b.    Design Rules and reference run sets.

        c.    Electrical design rules for ESD, Latch up, electromigration, antenna ratios for flux sensitivities

        d.    HSPICE model parameter (electrical parameters) best, nominal and worst case data

2.    Design data—Know How required by Product

        a.    Product description

        b.    Circuit design (pdf) and layout (GDS2) for each Contract Product, test chip and scribe line structure

        c.    Data sheets

3

Part II.D    QRA

(1)  RA/FA

        a.    Reliability management procedure including qualification, routine monitor, failure rate calculation method, sampling plan

        b.    Failure analysis procedure

        c.    Trace analysis procedure for qualitative and quantitative material analysis

(2)  QA/QC

        a.    Product grading (frontend and backend) methodology

        b.    Incoming and outgoing quality control program

        c.    QSB Established

        d.    In-process quality control program and QC flow (product, process, equipment, material, and others as required)

        e.    Experiences and results of Failure Mode and Effect Analysis (FMEA) as available

        f.      Alignment of downgrade procedure

Part III

Part III a    Update Packages

        Update Packages will be delivered after an Infineon milestone has been reached (InfineonTechnologies Development Handbook "TDHB") and new results are available.

        The topics and content of these updates are described in the Preliminary Know How Package.

        The Updates will be documented in Lotus Notes DBs. These DBs will be announced and replicated from the Reference Site Document Center.

        After the final Know How Package is delivered further Updates will be issued via the Frontend Fab Cluster Synch Procedure.

Part III b    Workshops

        Workshops at the Reference Site were held to release milestones and enter a new development period as described in the Infineon TDHB. Attendees from JV will be invited. The number of attendees of the JV at the Workshops will be mutually agreed to. The workshop usually lasts 3 days. The information provided will be treated as an Update package and carefully documented. The delivery will be tracked by the Reference Site's Document Center.

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Annex 3: Shipment Qualification

        This Annex sets forth the work to be performed by the Parties to demonstrate qualification of the fabrication processes and the work to be performed by the Parties for qualification of the Product design.

        A qualification team shall be established by the respective Project Managers to develop common methods and procedures for conducting the fabrication processes qualifications that satisfy the common requirements of all Parties based on this Exhibit.

PROCESSES QUALIFICATION:

        Purpose: To demonstrate that the fabrication processes design rules are adequate for a Product with a high expectation that it will meet reliability and productivity targets.

        Method: Use test site measurements and stresses to define reliability bounds and identify wearout mechanisms. Use of test site or product measurements to define the ability to maintain statistical process control.

        Tests to be performed include: [**]

PRODUCT QUALIFICATION:

        Purpose: Demonstrate that Product built with the qualified fabrication processes and the chosen package(s) can meet the reliability and application specifications.

        Method: Conduct Product stresses and functional tests to measure Product reliability and operating margins. Identify actions to resolve areas where criteria are not met. Review documentation and procedures. An additional goal is to perform applications test to verify functionality to customers' applications.

        Measurements to be performed include: [**]

5

Fab cluster member rules	Annex 4 to KHTA

Fab cluster member rules

The present document does not replace any manual or business process but summarizes in short way the rules fab cluster members are expected to respect. Chapter 1-4 are by and large an extract of the released Fab Cluster Manual.

Content

1	MISSION OF THE IFX MP FE FAB CLUSTER	2
2	STRUCTURE OF THE MP FE FAB CLUSTER	2
3	RESPONSIBILITIES	2
4	AREAS OF SYNCHRONIZATION/FAB CLUSTER LEARNING	4
4.1	Synchronization levels between cluster production lines	4
4.2	Technology platforms	4
4.3	Fabrication equipment, material use, and productivity performance	4
4.4	Quality and performance targets	4
5	PARTICULAR RULES WITHIN THE FAB CLUSTER	4
5.1	Rules to guarantee communication within the cluster	4
5.2	Rules to guarantee synchronization level C	4
5.3	Rules to guarantee synchronization level B	4
5.4	Rules to guarantee synchronization level A	4
6	ABBREVIATIONS AND TERMINOLOGY	5

Author Giorgio Schweeger	Owner Giorgio Schweeger	Document Number	Version 02	Date 2002-07-02	Status	Page/Pages 1/10

Proprietary data. All rights reserved

Fab cluster member rules	Annex 4 to KHTA

1
MISSION OF THE IFX MP FE FAB CLUSTER

The Fab Cluster is the community of wafer fabrication plants which are producing memory chips with Infineon owned technologies and for the scope to be sold as Infineon products. This wafer fabs are globally synchronized

  •
  to meet the expectations of the customer to receive equal performance and quality from Infineon as a supplier,

  •
  to meet the expectation of marketing and logistics to have largest possible production flexibility, and

  •
  to obtain best-in-class fabrication performance in all fabrication sites.

With respect to technology, the Fab Cluster assures uniform quality, functionality (incl. performance) and reliability of technology platforms and of products fabricated on these platforms. This results in only one technology qualification per site necessary for all products and only one customer qualification per customer necessary for all sites. Furthermore, the Fab Cluster strives to achieve equal fabrication processes in all sites in order to improve common learning and to accelerate improvement roadmaps.

With respect to production, the Fab Cluster assures highest production flexibility with reduced transfer efforts due to the technology synchronization, as well as overall "best-in-class" manufacturing performance and common learning in the areas of production efficiency, production and process control, equipment choice etc.

2
STRUCTURE OF THE MP FE FAB CLUSTER

The Infineon MP FE fab cluster is [**]. The current members of the fab cluster are:

—
Infineon Dresden 200mm line

—
Semiconductor 300 Dresden 300mm line

—
Infineon Richmond 200mm line

—
ProMOS Hsinchu 200 and 300mm lines

[**].

3
RESPONSIBILITIES

Function	Responsibilities

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

Author Giorgio Schweeger	Owner Giorgio Schweeger	Document Number	Version 02	Date 2002-07-02	Status	Page/Pages 2/10

Proprietary data. All rights reserved

2

Fab cluster member rules	Annex 4 to KHTA

4
AREAS OF SYNCHRONIZATION / FAB CLUSTER LEARNING

4.1
Synchronization levels between cluster production lines [**]

4.2
Technology platforms

A technology platform is [**]

4.3
Fabrication equipment, material use, and productivity performance
[**]

4.4
Quality and performance targets
[**]

5
PARTICULAR RULES WITHIN THE FAB CLUSTER

5.1
Rules to guarantee communication within the cluster
[**]

5.2
Rules to guarantee synchronization level C
[**]

5.3
Rules to guarantee synchronization level B
[**]

5.4
Rules to guarantee synchronization level A

[**]

Author Giorgio Schweeger	Owner Giorgio Schweeger	Document Number	Version 02	Date 2002-07-02	Status	Page/Pages 4/10

Proprietary data. All rights reserved

3

Fab cluster member rules	Annex 4 to KHTA

6
ABBREVIATIONS AND TERMINOLOGY

Abbreviation	Description

BE	Backend

CAR	Corrective action request

CEB	Cluster equipment board

CLB	Cluster logistics board

CPB	Cluster production board

CTR	Cluster technology review / quarterly meeting

FCTO	Fab Cluster Technology Officer

FE	Frontend / an organizational entity of MP

FE LK	Frontend Leitungskreis / highest FE internal board

IFDD	Dresden 200mm line

IFR	Richmond

KEC	Knowledge exchange / a working group of the CPB

KEP	Key electrical parameter

KIP	Key inline parameter

MACORE	Material cost reduction / a working group of the CPB

MP	Memory products / a division of Infineon

OP	Operations / an organizational entity of MP

PCI	Process integration

PCN	Process change notification

PI	Productivity improvement / an organizational entity within FE

POR	Process of record

PPC	Production planning and control / an organizational entity of MP

PUR CB FE	Purchasing Core Buyer Frontend / an organizational entity within FE

QSB	Quality Synchronization Board

SMCom	Semiconductor Maintenance Comparison / a working group of the CPB

TD	Technology development

TPTI	Technology and Product Transfer within Infineon / an Infineon business process

TSB	Technology Synchronization Board

UP	Unit process

UPMS	Unit process matching sheet

UPSB	Unit Process Synchronization Board

Author Giorgio Schweeger	Owner Giorgio Schweeger	Document Number	Version 02	Date 2002-07-02	Status	Page/Pages 5/10

Proprietary data. All rights reserved

4

Appendix B to Joint Venture Agreement

Product Purchase and Capacity Reservation Agreement

        by and between

Hwa-Ya Semiconductor Inc., having its registered offices at Hwa-Ya Technology Park,
Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C., Taiwan, R.O.C.

—hereinafter referred to as "JV"—
on the first part

and

Nanya Technology Corporation, having its registered offices at Hwa-Ya Technology Park
669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C.

—hereinafter referred to as "NTC"—

and

Infineon Technologies AG, having its registered offices at St. Martin Strasse 53,
81669 Munich, Germany
—hereinafter referred to as "Infineon"—
on the second part

—JV, NTC and Infineon are hereinafter collectively referred to as the "Parties" and severally referred to as a "Party"; NTC and Infineon are hereinafter collectively referred to as the
"Buyers" and severally referred to as a "Buyer"—

Preamble

        WHERAS, NTC and Infineon have formed JV as a joint venture company for the development, manufacture and sale of semiconductor products subject to a Joint Venture Agreement ("Joint Venture Agreement");

        WHEREAS, NTC, Infineon and JV have entered into a Know How Transfer Agreement ("KHTA") under which NTC and Infineon transfer and license certain know how relating to DRAM processes and products to JV;

        WHEREAS, NTC, Infineon and JV wish to allocate JV's total wafer manufacturing capacity to different process corridors with the understanding that the majority of JV's total wafer manufacturing capacity will be used for the production of standard DRAM products to be sold exclusively to NTC and Infineon;

        NOW, THEREFORE, the Parties agree as follows:

Article 1—Definitions

        For the purpose of this Agreement, the terms set forth in this Article 1, when employed in capital letters, either in the singular or plural form, are defined to mean the following:

          1.1  "Commodity DRAM Corridor" shall mean a certain portion of the Total Capacity assigned to the production of Commodity DRAM Products for the Buyers.

          1.2  "Commodity DRAM Products" shall mean mainstream DRAM products in wafer form, which

            a)    have a highly standardized specification,

            b)    are targeted for high production volumes,

            c)    follow JEDEC standards,

            d)    have densities between 256Mbit and 4Gbit,

            e)    include SDRAM interface standards such as SDR, DDR and DDR II, and

            f)    use the Contract Process

  and are designed by or on behalf of NTC and/or Infineon, including improved and/or modified versions thereof. Commodity DRAM Products shall exclude any embedded DRAM products.

          1.3  "Contract Process" shall mean DRAM process technology transferred to JV under the KHTA.

          1.4  "Frontend Fab Cluster" shall mean a group of companies which align their frontend fabs to a synchronized technical, quality and reporting guideline in order to realize economies of scale and common quality standards. On the Effective Date the Frontend Fab Cluster members are Infineon Technologies Richmond Limited Partnership, USA, Infineon Technologies Dresden GmbH & Co. OHG, Germany, Infineon Technologies SC300 GmbH & Co. KG, Germany, ProMOS Technologies Inc, Hsinchu, Taiwan, and Winbond Electronics Corporation, Hsinchu, Taiwan, and shall further include JV, as well as any other Infineon Subsidiary or third party cooperation partner of Infineon that Infineon may add to the Frontend Fab Cluster. The Parties acknowledge that certain members of the Frontend Fab Cluster may cease to be members during the term of this Agreement.

          1.5  "Products" shall mean Commodity DRAM Products and Specialty DRAM Products JV sells to the Buyers under this Agreement.

2

          1.6  "NTC Development Area" shall mean a certain portion of JV's cleanroom space that NTC may use to set-up a development line using NTC equipment, at NTC's cost.

          1.7  "NTC Development Wafers" shall mean DRAM products manufactured in the NTC Development Area that JV shall sell exclusively to NTC.

          1.8  "Output Share" shall mean the respective share of JV's Total Capacity that is assigned to each Buyer.

          1.9  "Specialty DRAM Corridor" shall mean a certain portion of the Total Capacity assigned to the production of Specialty DRAM Products for the Buyers using a Contract Process that is one of the processes being used by the JV's Commodity DRAM Corridor.

          1.10 "Specialty DRAM Products" shall mean all low volume DRAM products in wafer form targeting special applications, using the Specialty DRAM Corridor and a Contract Process, that is one of the processes being used by the JV's Commodity DRAM Corridor which show in terms of performance significant changes to Commodity DRAM Products. Specialty DRAM Products shall include but not be limited to low power applications such as SDR, DDR and 1T SRAM, high speed applications for graphics and networking, but shall exclude embedded DRAMs.

          1.11 "Total Capacity" shall mean the total wafer manufacturing capacity of JV measured in wafer starts per week ("wspw').

          1.12 "Transfer Price" shall mean the price of the Products JV charges to the Buyers which is calculated according to Annex 1.

          1.13 "Subsidiary" shall mean any legal entity which is or becomes owned or controlled directly or indirectly by a Party hereto as to more than fifty percent (50%) of such legal entity's issued share capital, voting rights and/or the like.

Article 2—Utilization of JV's Wafer Manufacturing Capacity

        2.1  The Total Capacity of JV shall be allocated to following process corridors:

          At least [**]% of the Total Capacity shall be allocated to the Commodity DRAM Corridor, with the remaining portion of the Total Capacity allocated to the Specialty DRAM Corridor.

          Each Buyer may assign a maximum of [**]% of the Total Capacity to the production of Specialty DRAM Products. Each Buyer may use its portion of the Specialty DRAM Corridor for the manufacture of a maximum of four Specialty DRAM Products. In case that the demand of Specialty DRAM Products of such Buyer falls short of [**]% of the Total Capacity, the remaining portion of the Total Capacity shall be filled with Commodity DRAM Products for that Buyer.

        2.2  The Parties agree, that a maximum of two different DRAM process technologies shall be used in the Commodity DRAM Corridor and that a maximum of [**] Commodity DRAM Products shall be manufactured at the same time. Such [**] Commodity DRAM Products shall be exclusively determined out of the following list of products (provided, however, that during the first twelve months after the establishment of JV, Commodity DRAM Products shall be limited to a maximum of [**]):

          1)    [**] product [**];

          2)    [**] product [**];

          3)    [**]product [**];

          4)    [**] product [**].

        2.3  Each Buyer may assign a minimum of [**]% of the Total Capacity to the production of Commodity DRAM Products. Each Buyer may in its discretion use its portion of the Commodity

3

DRAM Corridor for the manufacture of Commodity DRAM Products in accordance with the decision of JV's board of directors on which products out of the list of products specified in Article 2.2 are to be manufactured in JV.

        2.4  With respect to the Products that fall within items 1, 2, 4 or 5 indicated above, the Buyer who provides the design will be responsible for setting up the product testing and qualification mechanism at wafer level with the engineering support by JV.

        2.5  In addition, JV may manufacture any other 110nm, 90nm or 70nm Product designed by either Buyer upon written agreement between the Buyers on terms and conditions of manufacturing of such Product in JV and how such Product may be manufactured and successfully commercialized by the other Buyer in its own facility at terms reasonable and equitable to both Buyers. In case either Party wishes the Company to manufacture any product developed by such Party, such Party shall be responsible for setting up the Product testing and qualification mechanism at wafer level with the engineering support by JV.

        2.6  JV shall sell all Products solely to the Buyers. The Output Share of each Buyer shall be [**]% of the Total Capacity. Each Buyer shall have the right and obligation to buy a quantity of Products from JV that corresponds to its Output Share.

        2.7  In the event either Buyer needs additional wafer fabrication capacity for processing Products, it may (i) request the other Buyer to temporarily or permanently adjust the Buyers' Output Share, or (ii) request JV and the other Buyer to consider expansion of the Total Capacity.

        2.8  Throughout the term of this Agreement JV shall cooperate with the Buyers to maintain records that reflect the utilization of JV's wafer manufacturing capacity by the Buyers. JV shall allow the Buyers to verify these records for accuracy and completeness as often as they may reasonably request.

        2.9  JV shall reserve 200 sqm of its cleanroom space for the NTC Development Area. NTC may use the NTC Development Area to set up at its own cost a development line. JV will also process NTC Development Wafers for NTC if such wafers: (i) use portions of the Contract Process (ii) do not endanger the yield, performance and logistics of the Contract Process (iii) are counted against and are limited by the wspw agreed for NTC's Specialty DRAM Corridor; and NTC shall reimburse all costs relating to the manufacture of the NTC Development Wafers. Until the JV is ready to equip the NTC Development Area for its own purposes, NTC may use the space assigned to it free of charge. The JV shall give 3 months prior written notice to NTC before completely equipping the rest of its facility. NTC shall then bindingly declare, if it wishes to continue using the NTC Development Area or decommission it at its own cost. In case of such continued use by NTC the Buyers and the JV shall agree on a reasonable monthly rent payable by NTC to JV for the continued use of the NTC Development Area.

Article 3—Forecasts

        3.1  In order to plan for the efficient utilization of JV's manufacturing capacity, the Buyers agree to exchange forecasts with JV and such other information as is reasonably requested by JV. No later than five months before the beginning of each calendar year, JV will provide the Buyers with a preliminary capacity plan in units of wspw per DRAM process technology of the said calendar year. Within one month after receipt thereof, the Buyers shall provide JV with an annual forecast in units of wspw per DRAM process technology for every week. The Buyers shall mutually agree on the capacity per DRAM process technology that will be shared in equal parts. JV shall use reasonable best efforts to meet the request of the Buyers. Based on the Buyers' request, JV will (i) plan its production capacity, efficiency and related adjustments and then (ii) prepare an adjusted forecast that will become the basis for the quantity to be purchased by the Buyers during the said calendar year.

4

        3.2  The Product mix for each Buyer's Output Share is determined by the Buyers according to the principles of this Agreement. If any Buyer wishes to modify the Product mix and/or production capacity, the Buyer shall inform JV in writing on a monthly basis and in manner which is timely synchronized to the Frontend Fab Cluster's rolling forecast process. Such modification shall be subject to the condition that no substantial change of the production process flow or equipment will occur due to the modification.

        3.3  Once per month JV will plan parameter values (chips per wafer, yields, cycle times, quality shares) together with the Buyers and synchronized with the Frontend Fab Cluster planning process. JV shall provide the Buyers on a weekly basis with a short term wafer out/chip out forecast as well as reports of actual wafer starts, wafer out/chip out and above mentioned parameter values for each Product. Each kind of manual forecast/report are consolidated into one file. In addition, yields, cycle times and wafer starts must be provided accurately and regularly compatible to Buyers IT landscape.

        3.4  The Parties will further jointly review this forecast mechanism, taking into account practical operation.

Article 4—Ordering

        4.1  Four working days prior to the beginning of each calendar month, the Buyers shall issue to JV a non-cancelable purchase order ("Purchase Order"). The Purchase Order shall:

    —
    specify the Product mix;

    —
    provide for the ordering of quantities sufficient to cover the Buyer's Output Share;

    —
    respect the allocation of JV's manufacturing capacity to different process corridors;

    —
    specify the applicable price and delivery date.

        4.2  JV shall be obliged to accept the Purchase Order if it is within the scope of the Buyer's Output Share and the capacity allocation to process corridors and shall confirm acceptance thereof within three working days after its receipt.

        4.3  Should JV's output during a quarter fall below the ordered quantities of Products, the Buyers shall accept delivery of the deficient quantities and issue to JV a revised Purchase Order to account for such shortfall. Should output during a quarter exceed the ordered quantities of Products, the Buyers shall accept delivery of the additional quantities and issue to JV a supplementary Purchase Order to cover such excess.

        4.4  Subject to Article 4.1, each Buyer may reschedule or change the mix of Products it has ordered from JV by written notice prior to the scheduled delivery, provided that JV will have (i) the materials and (ii) the capability to fulfill such revised Purchase Order within the time available and (iii) that the respective Buyer shall pay for any additional costs incurred by JV and (iv) that the respective Buyer shall buy and take the Products already made per the original Purchase Order.

Article 5—Delivery, Title and Risk of Loss

        5.1  JV shall ship the Products to the Buyers, or at the request of a Buyer to such Buyer's Subsidiary or subcontractor. In no event will JV maintain any significant inventory for the Buyers. The Buyers shall provide JV with reasonable assistance in meeting their shipping requirements. All freight and other shipping charges, duties, sales, excise or other taxes (other than taxes based on the net income or assets of JV) shall be paid by the Buyers.

        5.2  Title and risk of loss shall pass "FCA JV's production facilities' according to Incoterms 2000.

5

Article 6—Price and Payment

        6.1  JV shall sell all Products to the Buyers and their Subsidiaries on the basis of the Transfer Price. The prices shall be "FCA JV's production facilities' according to Incoterms 2000 and shall include the cost of packing.

        6.2  JV shall issue to the Buyers an invoice promptly upon shipment of Products. Payment terms shall be net [**] from the date of shipment. Interest at the rate of one percent per month shall be paid on all overdue amounts.

        6.3  NTC and Infineon shall have the right to audit through internal or external auditors all financial data of JV to verify JV's computation of the Transfer Price.

Article 7—Specifications of Products, Inspections

        7.1  Each Buyer shall notify JV, with a reasonable lead time, of the electrical, mechanical, quality-related, marking, and packing specifications to be met by all Products purchased by them and JV shall deliver Products which meet such specifications.

        7.2  The Buyer's may perform, or may have performed on their behalf and at their expense, incoming inspection and tests of delivered Products, and shall provide notice to JV of Products which do not meet the specifications. Failure to provide notice of rejection within [**] of receipt of shipment shall be deemed to be an acceptance by the Buyers, but such failure to reject shall not preclude the Buyers from making a warranty claim under Article 12.

Article 8—Scrap Products

        Wafers being processed by JV may need to be scrapped from time to time due to product quality issues, defects, or process errors resulting in non compliance with the specifications of the respective Product ("Scrap Product"). For the avoidance of doubt, partially finished, untested, or non-functional Products shall be considered Scrap Products. The JV hereby undertakes to scrap Products at its cost if the reason for scrapping the Product was caused by JV.

        Otherwise Scrap Products shall be sold to the Buyers at terms to be agreed.

Article 9—Process Changes

        JV will adopt all process changes requested and approved by the Technology Synchronization Board of the Frontend Fab Cluster. JV shall not implement any process changes unilaterally.

        In case of process changes requested by only one Buyer, JV will (i) prior to implementation seek approval by the Technology Synchronization Board according to the rules and regulations of the Frontend Fab Cluster as referred to in the KHTA, and (ii) if JV implements such changes without the approval of the Technology Synchronization Board, such Buyer shall bear all cost associated with such process change.

Article 10—Quality Data

        10.1 JV agrees to provide all information relating to the quality or reliability of the Products and the quality systems used to guarantee these standards as foreseen by the rules and regulations of the Frontend Fab Cluster as referred to in the KHTA.

        10.2 JV agrees to maintain reasonable documentation regarding all Products sold to the Buyers' for 10 years after shipment. All Products shall be traceable based on wafer lot number. Full history shall include applicable wafer fab process recipes, quality control data, process deviation notes and probe data.

6

        10.3 JV agrees to participate in regular quality system reviews for all Products purchased by the Buyers. The details of such reviews shall be provided to JV by the Buyers at least one month in advance.

        10.4 JV agrees to provide timely failure analysis on Products that are beyond the Buyers' analysis capability or which are returned for the purposes of feedback and correlation.

        10.5 Each Buyer may review JV's quality measurement and control systems upon reasonable advance notice.

Article 11—Customer Audit

        Upon reasonable prior notice, JV shall permit the Buyers and their Subsidiaries and customers to audit JV's facilities during business hours. Any audit must be in compliance with security, safety and confidentiality requirements of JV. JV shall support such audits including (i) setting the date of such audit, (ii) presenting the fab quality systems, (iii) supplying guides to support the physical audit, and (iv) taking all requested corrective action to the audit results in a timely manner.

Article 12—Warranties

        12.1 JV warrants that, at the time of delivery to the Buyers, and for a period of [**] from the date of shipment of the Products to the Buyers, all Products will (i) be clear of any liens and encumbrances, (ii) be free from any defects in material and workmanship, and (iii) will conform to all written specifications of the Buyers applicable to such Products.

        12.2 The Buyers shall advise JV of any claims for such defects in writing within the period of the said warranty. If Products are not as warranted, JV shall, at the Buyers' choice, (i) repair the defect(s), or (ii) replace the defective Products and reimburse the Buyers' for costs of handling and transporting of the defective Products; or (iii) refund the Transfer Price of the defective Products and reimburse the Buyers for costs of handling and transporting of the defective Products.

Article 13—Industrial and Intellectual Property Rights

        13.1 JV does not warrant or represent that Products manufactured with the Contract Process will be free from infringement of intellectual property rights of third parties, unless such claim is attributable to JV's unauthorized change of the Contract Process, or any non-compliance with specifications or instructions given to JV by the Buyers for the manufacture of Products.

          13.2.1    As between the Parties, it is NTC's responsibility to indemnify JV and to defend, settle or otherwise solve at its expense any dispute arising from a claim of a third party, wherein the third party alleges that [**].

          13.2.2    As between the Parties, it is Infineon's responsibility to indemnify JV and to defend, settle or otherwise solve at its expense any dispute arising from a claim of a third party, wherein the third party alleges that [**].

          13.2.3    For the avoidance of doubt, in the case where a dispute arises from a claim of a third party as described in this Article 13, and the Products alleged to infringe the intellectual property rights of such third party are [**] pursuant to the terms of this Agreement [**], respectively.

          13.2.4    If JV wishes to invoke any such indemnification, JV must, within 30 days of receipt of notice of infringement, notify the indemnifying Buyer in writing and forward a copy of said notice. In such case JV shall assign its responsibility and control to negotiate and settle such claims described in said notice to the indemnifying Buyer and JV agrees to comply with any reasonable request to assist in the defense of said claims.

7

Article 14—Limitation of Liability

        14.1 With the exception of a breach of the confidentiality provision in Article 15, neither Party assumes any liability, nor shall it be held liable by the other Parties, for any business interruption, loss of revenues, profits or sales, loss of information or data, or for any special, incidental, punitive, indirect or consequential damages. Each Party's liability for direct costs, losses or damages of the other Parties shall be limited to an aggregate amount of one million US Dollars.

        14.2 The Parties further agree that the rights and remedies contained in this Agreement are sole and exclusive, and that these remedies are in lieu of any and all other rights and remedies available at law, in contract, tort, or otherwise.

Article 15—Confidentiality

        15.1 The Parties undertake to keep all Confidential Information disclosed under this Agreement by a Party to the other Parties, in confidence for a period of ten years after disclosure to the receiving Party and not to distribute, disclose, or disseminate such Confidential Information to anyone except its own or its Subsidiaries' employees, who have a reasonable need to know such Confidential Information and who are bound to confidentiality by their employment agreements or otherwise. The receiving Party shall use the same efforts to avoid publication or dissemination of Confidential Information received as it employs with respect to information of its own which it does not desire to be published or disseminated, but not less than reasonable care.

        The term Confidential Information as used herein shall include (i) all information disclosed in written or other tangible form and marked "confidential" or the like, and (ii) all information disclosed orally, which is confirmed in written or other tangible form within thirty (30) days after initial oral disclosure.

        The term Confidential Information shall not include any information which is:

          15.1.1    already in the possession of the receiving Party or its Subsidiaries without breach of obligation of confidence under this Agreement;

          15.1.2    now, or hereafter becomes, publicly available without breach of this Agreement;

          15.1.3    rightfully received from third parties without obligation of confidence;

          15.1.4    independently developed by the receiving Party or its Subsidiaries; or

          15.1.5    approved for release by written agreement of the disclosing Party.

        15.2 The receiving Party's obligations with respect to the Confidential Information as specified in Article 15.1 shall not apply to any disclosure which is in response to a valid order of a court or a due inquiry of other governmental body of any country or group of countries or any political subdivision thereof, provided, that the receiving Party shall have notified the disclosing Party immediately upon learning of any such order and has given the disclosing Party a reasonable opportunity and cooperated with the disclosing Party to contest or limit the scope of such required disclosure including a protective order, or otherwise required by law.

Article 16—Term, Termination

        16.1 This Agreement shall enter into force upon signature by the Parties hereto and shall terminate at the same time as the Joint Venture Agreement.

8

        16.2 This Agreement may be prematurely terminated by registered letter with immediate effect by a Party having such right as herein below provided—and notwithstanding any other rights such Party may have—upon the occurrence of one of the following events:

          16.2.1    by each Party in the event that one of the other Parties has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied to the terminating Party's reasonable satisfaction within sixty (60) days after receipt of written notice by the non-terminating Party specifying the nature of such default and requiring remedy of the same;

          16.2.2    by either NTC or Infineon concurrently with a termination for cause of the Joint Venture Agreement, unless such termination is due to the breach of the Joint Venture Agreement by a Party requesting termination of this Agreement; or

          16.2.3    by either NTC or Infineon concurrently with a termination for cause of the License and Technical Cooperation Agreement, unless such termination is due to the breach of the License and Technical Cooperation Agreement by a Party requesting termination of this Agreement

Article 17—Rights and Obligations after Termination

        Articles 5 and 6 with respect to outstanding shipments and payments and Articles 10.2, 12, 13, 14, 15, 18 and 19 shall survive any termination of this Agreement.

Article 18—Arbitration

        The Parties hereto shall use their best efforts to amicably resolve any disputes, controversies or differences which may arise between the Parties in connection with the interpretation or performance of this Agreement. If any such disputes, controversies or differences cannot be resolved between the Parties hereto, they shall be finally settled by arbitration in Hong Kong in accordance with the rules of the International Chamber of Commerce, Paris ("Rules"). The arbitration shall be conducted by three (3) arbitrators selected in accordance with the Rules. Arbitration proceedings shall be conducted in the English language. The procedural law of the place of arbitration shall apply where the Rules are silent. The decision of the arbitration proceedings shall be final and binding upon the Parties and judgment on any arbitration decision may be entered in any court of competent jurisdiction for enforcement. The Parties are aware that the Republic of China is not a signatory to the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards and therefore wish to state that each of NTC, Infineon and JV hereby unconditionally and irrevocably consent to the compulsory execution of any arbitration award rendered against them by any court having jurisdiction over them.

Article 19—Applicable Law

        This Agreement and the performance of the Parties hereunder shall be construed in accordance with and governed by the substantive laws of the Republic of China, without regard to its conflict of laws principle. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

Article 20—Miscellaneous

        20.1 This Agreement cannot be modified except by written instrument signed by the Parties. This requirement of written form can only be waived in writing by the Parties.

        20.2 Neither Party shall be liable to the others for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure (such as without limitation; riots, wars, freight embargo, shortage of supply, hostilities between nations, governmental laws, earthquakes, storms, fires, sabotages, explosions or any other contingencies

9

beyond the reasonable control of the respective party). On the occurrence of such an event, the affected Party shall immediately inform the other Parties of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

        20.3 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

        20.4 Except otherwise provided in this Agreement, communications between Infineon and JV shall be given in writing, by post, by hand delivery, or by telefax, to the following addresses of the Parties or to such other addresses as the Party concerned may subsequently notify in writing to the other Party:

  If to NTC to:

  Nanya Technology Corporation
  Legal Department
  Hwa-Ya Technology Park 669, Fuhsing 3rd Road
  Kueishan, Taoyuan
  Taiwan, R.O.C.
  Fax: + 886-3-396-0993

  If to Infineon to:

  Infineon Technologies AG
  Legal Department
  P.O. Box 800949
  81609 Munich, Germany
  Fax: - + 49 89 234 26993

  If to JV to:

  Hwa-Ya Semiconductor Inc.
  Hwa-Ya Technology Park
  Fuhsing 3rd Road, Kueishan
  Taoyuan, Taiwan, R.O.C.
  Fax: +886

        20.5 No right or interest in this Agreement shall be assigned or transferred to any third party by a Party hereto without first obtaining written consent from the other Parties except that NTC and Infineon may freely assign this Agreement to a Subsidiary, or to a third party, to which all or substantially all assets of their memory products divisions are transferred.

        20.6 If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

        20.7 This Agreement and any documents attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and, except as otherwise expressly set forth herein, supersedes all prior discussions, understandings, agreements and negotiations between the Parties with respect to such subject matter.

        20.8 With respect to the subject matter of this Agreement, the provisions of this Agreement shall prevail over any terms in any purchase order, order acknowledgment or other form or agreement.

        20.9 Annex 1 attached hereto, shall constitute an integral part hereof.

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        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives.

Nanya Technology Corporation
By:

Name:

Title:

Date:

Infineon Technologies AG
By:	And by:

Name:	Name:

Title:	Title:

Date:	Date:

Hwa-Ya Semiconductor Inc.
By:	And by:

Name:	Name:

Title:	Title:

Date:	Date:

11

Annex 1: Transfer Price

Principle

        The calculation of the Transfer Price to be charged by the JV to the Buyers has been agreed upon by the Parties to be performed by the following rules:

          a)    The Products will be sold from JV to the Buyers at Transfer Prices per wafer. These Transfer Prices will be calculated for all wafers of a certain diameter (e.g. 300mm). All Commodity DRAM Products, [**] Specialty DRAM Products will be sold at [**]Wafer Transfer Prices.

          b)    In principle, the Transfer Price for the Commodity DRAM Products will be calculated as follows:

            b1)  Transfer Price = [**]

            b2)  Margin = [**]

Transfer Price Principle for Commodity DRAM Products

Transfer price table

          c)    The Transfer Price for the Specialty DRAM Products will be calculated as follows:

    Transfer Price = [**]

          d)    For all wafers that do not fulfill the QC quality criteria as jointly defined by the Buyers, regardless if they carry Commodity DRAM Products or Specialty DRAM Products, [**] as calculated according to b) and c) above.[**] Transfer Prices for Commodity DRAM Products and Specialty DRAM Products to the JV.

          e)    The calculation sheet to be used for the calculation of all Transfer Prices according to a)—d) above, for a given diameter, is given under section II (see below).

          f)    The purchase orders for a certain calendar month will be based on "Preliminary Transfer Prices", using forecasted values for the items A, C, E, H, I1, N and Q of the formula.

          g)    Not later then 4 weeks after that calendar month, the "Final Transfer Prices" will be calculated by using the actual values of that month for the items A, C, E, H, I1, N and Q.

          h)    The difference between payments based on "Preliminary Transfer Price" and payments due to "Final Transfer Price" will be refunded not later then 6 weeks after that calendar month.

          i)    The Parties will take all reasonable efforts and provide all relevant data in order to allow timely calculation of the Preliminary Transfer Price and the Final Transfer Price.

          j)    In the formula used for the Transfer Price, as per section II (see below), [**], (i) [**] (ii) [**] the market price, (iii) [**] to the Buyer, (iv) [**].

          k)    The procedure for evaluating the monthly Front End Manufacturing Cost per Commodity DRAM Product wafer (item N on the formula as per Section II) and the Front End Manufacturing Cost per Specialty DRAM Product wafer (item Q on the formula as per Section II) shall be agreed upon between the Parties.[**].

          The Parties agree that [**] Specialty DRAM Product wafers [**] in the Transfer Prices of the Specialty DRAM Product wafers.

Appendix C to Joint Venture Agreement

LAND SALE AND PURCHASE AGREEMENT

        This LAND SALE AND PURCHASE AGREEMENT ("Agreement") is entered into by and between:

        Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter the "Seller"), and

        Hwa-Ya Semiconductor Inc., a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter the "Buyer")

        WHEREAS, the Buyer contemplates constructing and operating a 300mm wafer fab in Hwa-Ya Technology Park and requires sufficient and suitable land there for said construction and operation; and

        WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Land on the terms and conditions contained in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, intending to be legally bound, the parties do hereby agree as follows:

        1.    Land The Buyer agrees to purchase and the Seller agrees to sell the entire piece of land and any and all rights attached thereon but not a part thereof, totally approximately 10831 Pings, presently constituting part of the land registered as lot number 348 and 348-2, Hua Ya Section, Kueishan Country, Taoyuan County as specified in Exhibit A (hereinafter referred to as "Land").

        2.    Purchase Price The purchase price for the Land shall be NT$[**] (the "Purchase Price"), payable from the Buyer to the Seller in accordance with the payment schedule as follows:

  •
  30% of the Purchase Price shall be payable on the date of this Agreement;

  •
  40% of the Purchase Price shall be payable on the Target Date as defined in Section 3.1; and

  •
  30% of the Purchase Price shall be payable on the Completion Date as defined in Section 3.4.

        The Purchase Price is exclusive of any and all taxes and charges imposed by any government body for the transfer of title to the Land, which shall be borne by the Buyer and the Seller in accordance with the applicable laws and regulations of the Republic of China. Any other cost and expense paid to third parties, incurred by each of the parties in connection with the negotiation, preparation, execution of and implementation of this Agreement, shall be borne directly by the respective parties.

        3.    Closing

          3.1  Closing shall begin on six months after the establishment of Buyer or otherwise agreed upon by the parties (the "Target Date") and be completed within one week following the Target Date.

          3.2    Deliveries by Seller

          On the Target Date, Seller shall deliver to Buyer:

    •
    any and all title documents to the Land;

    •
    certificate issued by the banks, in whose favor the existing mortgages on the land were created, certifying that the mortgages have been removed, if applicable;

    •
    land registration documents showing that the Land is free and clear of any and all liens or encumbrances;

    •
    any and all other documents required for the transfer of title; and

    •
    the documents contemplated by Section 2 and Section 4.

          3.3    Deliveries by Buyer

          On the Target Date, the Buyer shall deliver the following to the Seller:

    •
    payment of forty percent (40%) of the Purchase Price in accordance with Section 2 hereof; and

    •
    the documents contemplated by Section 2 and Section 5.

          3.4    Registration of Transfer of the Title and the Final Payment

          Buyer agrees to pay Seller thirty percent (30%) of the Purchase Price within seven (7) days after the registration of transfer of the title to the Land is completed (the "Completion Date").

        4.    Conditions to Seller's Obligations

        Unless otherwise waived by the Seller, the obligations of the Seller to effect the Closing shall be subject to the satisfaction on or prior to the Target Date of the following conditions:

          4.1  The representations and warranties of the Buyer set forth in Section 7 of this Agreement shall have been true in all material respects as of the date of this Agreement and shall be true in all materials respects as of the Target Date as though made at such time.

          4.2  The Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement required to be performed and complied with it prior to or as of the Target Date.

          4.3  The Buyer shall have delivered to the Seller a certified copy of the resolutions adopted by its board of directors authorizing the execution, delivery, and performance of this Agreement.

        5.    Conditions to Buyer's Obligations

        Unless otherwise waived by the Buyer, the obligations of the Buyer to effect the Closing shall be subject to the satisfaction on or prior to the Target Date of the following conditions:

          5.1  The representations and warranties of Seller set forth in Section 6 of this Agreement shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects as of the Target Date as though made at such time.

          5.2  The Seller shall have performed and complied in all material respects with the covenants contained in this Agreement required to be performed and complied with by it prior to or as of the Target Date.

          5.3  The Seller shall have delivered to the Buyer a certified copy of the resolutions adopted by its board of directors authorizing the execution, delivery, and performance of this Agreement.

        6.    Representations and Warranties of Seller

        The Seller represents and warrants to the Buyer as follows:

          6.1    Organization of Seller; Authorization

          The Seller is a company duly organized, validly existing, and in good standing under the laws of the Republic of China, with full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Land have been duly authorized by all necessary corporate action on the part of the Seller and this Agreement constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

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          6.2    No Conflict

          Neither the execution and delivery of this Agreement nor the consummation of the sale and purchase of the Land (a) will violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement or commitment to which the Seller is a party, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant, or result in the creation or imposition of any encumbrance upon the Land under any agreement or commitment to which the Seller is a party or by which any of its property or assets is bound, or to which any of its property or assets is subject, (b) will violate any statute or law, or any judgement, decree, order, rule, or regulation of any court or other governmental body applicable to the Seller, or (c) will violate any permit, license, or approval of any court or other governmental body applicable to the Seller.

          6.3    Consent and Approval

          Except as set forth elsewhere in this Agreement, no consent, approval, or authorization of or declaration, filing, or registration with any governmental body is required to be obtained or made by the Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the sale and purchase of the Land contemplated herein.

          6.4    Title to Land; Encumbrances

          Seller has good, valid and marketable title to the Land, free and clear of all liens and encumbrances.

          6.5    Litigation against the Sellers regarding the Land

          There have not been in the past and there is currently no pending or threatened legal action or other legal proceeding by any third party before any court or other governmental body against the Seller with respect to the Land.

          6.6    No Hazardous Materials

          The Land is free of any substance, material or other thing of potential harm to human health or the environment.

          6.7    Conditions of the Land

          There are to the best of Seller's knowledge no soil, underground, environmental, or other material conditions which would make the construction of a wafer fab unduly problematic or burdensome.

          6.8    No Environmental Condition

          No environmental condition on the Land is in violation of any applicable law, governmental or administrative regulation.

          6.9    No Default

          Seller is not in default with any of its obligations or liabilities pertaining to the Land.

          6.10    No Claims

          The Land is free from third party claims, including rights of possession and rights of way.

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        7.    Representations and Warranties of Buyer

        The Buyer represents and warrants to the Seller as follows:

          7.1    Organization of Buyer; Authorization

          The Buyer is a company duly organized, validly existing, and in good standing under the laws of the Republic of China, with full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Land have been duly authorized by all necessary corporate action on the part of the Buyer and this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

          7.2    No Conflict

          Neither the execution and delivery of this Agreement nor the consummation of the sale and purchase of the Land (a) will violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which the Buyer is a party or result in the termination of, or accelerate the performance required by, or excuse performance by any person of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any material agreement or commitment to which the Buyer is a party or by which any of its property or assets is bound, or to which any of its assets or property is subject, or (b) to the knowledge of the Buyer, will violate any statute or law, or any judgement, decree, order, rule or regulation of any court or other governmental body applicable to the Buyer.

          7.3    Consent and Approval

          To the knowledge of the Buyer, no consent, approval or authorization of, or declaration, filing or registration with any governmental body is required to be obtained or made by the Buyer as precondition for the execution, delivery and performance of this Agreement or the consummation of the sale and purchase of the Land.

        8.    Seller's Obligations after the Target Date

        The Seller shall provide any and all additional documents and shall affix their registered seals on any of the documents, if any, which are necessary to effect the transfer of deed title of the Land from the Seller to the Buyer upon the reasonable request of the Buyer.

        9.    Termination

        This Agreement may be terminated by either party with immediate effect if the contemplated transaction on sale and purchase of the Land is not consummated as pursuant to Section 3.1 unless failure to consummate such transaction is attributable to such terminating party.

        10.    Arbitration

        Any and all claims, disputes, controversies or differences arising out of or in connection with this Agreement, or with a breach thereof, shall be determined by arbitration in accordance with the then prevailing Arbitration Law of the Republic of China by three arbitrators appointed in accordance with such rules upon the request of any party. The arbitration shall be held in Taipei, Taiwan and the decision of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereon or application may be made to such court for judicial acceptance of the award and/or order of enforcement, as the case may be.

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        11.    Miscellaneous

          11.1    Expenses

          Each party shall bear its own expenses incident to the preparation, negotiation, execution, and delivery of this Agreement, the performance of its obligations hereunder and the completion of the sale and purchase of the Land.

          11.2    Captions

          The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

          11.3    No Waiver

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement. Any waiver must be in writing.

          11.4    Exclusive Agreement; Amendment

          This Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

          11.5    Assignment

          Neither party may assign any of its rights under this Agreement without the written consent of the other.

          11.6    Governing Law

          This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the laws of the Republic of China.

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        IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized representative on the date above first written.

Hwa-Ya Semiconductor Inc. as Buyer		Nanya Technology Corporation as Seller
By:		By:

	Name:		Name:
	Title:		Title:
	Date:		Date:

6

EXHIBIT A
THE LAND

(DETAILED SITE MAP WILL BE ATTACHED LATER)

Appendix D to Joint Venture Agreement

Services Agreement

        This Services Agreement (hereinafter this "Agreement") is entered into by and between:

        Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter "NTC"), and

        Hwa-Ya Semiconductor Inc., a company legally established under the laws of Republic of China and having its head office at Hwa-Ya Technology Park, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter "JVC") (collectively the "Parties").

        WHEREAS, NTC and Infineon Technologies AG, a company legally established under the laws of Germany and having its head office at St.-Martin-Strasse 53, D-81669 Munich, Germany, entered into a Joint Venture Agreement (the "JVA"); and

        WHEREAS, JVC wishes to purchase from NTC certain Services (as defined hereinafter), and NTC is prepared to render such Services upon the conditions set forth hereinafter.

        NOW, THEREFORE, in consideration of the forgoing and of the mutual agreements and covenants contained herein, intending to be legally bound, the Parties agree as follows:

        1.    Definitions

          For purposes of this Agreement, the following capitalized terms shall have the following meanings:"Effective Date" shall mean the last signature date on this Agreement.

          "GUI" shall mean government unified invoice.

          "Services" shall have the meaning set forth in Section 2.1 hereof.

          "VAT" shall mean value added tax.

        2.    Services

          Services Generally    Except as otherwise provided herein, NTC shall provide or cause to be provided by the Formosa Plastic Group the services (the "Services") described in Exhibit I hereto. To the extent the Services are provided by the Formosa Plastic Group, NTC shall remain jointly liable with respect to such services. For purposes of this Agreement, reference to NTC's provision of Services shall include,where such context requires, the provisions of Services by the Formosa Plastic Group, as the case may be. The Services shall be provided by NTC on a continuous basis for the term of this Agreement set forth in Section 3.1. JVC shall not be required to furnish specific orders for Services to be provided by NTC hereunder.

        3.    Term and Termination

          3.1    Term.    The term of this Agreement shall commence on the Effective Date and shall remain in effect for an unlimited period of time unless terminated.

          3.2    Termination.    This Agreement may be terminated by mutual agreement of the Parties or by JVC upon termination of the JVA. JVC may terminate individual Services rendered hereunder at any time upon 90 days prior written notice to NTC. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby and shall only terminate upon termination of all individual Services hereunder.

        4.    Compensation

          4.1    Fees for Services.    JVC shall pay NTC the service fee (exclusive of VAT) in accordance with the guidelines set forth on Exhibit I hereto and to be further agreed upon between the parties, for each of the Services listed therein as adjusted from time to time. Such service fee shall be based on a fixed annual amount to be calculated on the budgeted direct or indirect cost of providing such Services hereunder. For the avoidance of doubt, if any termination of a Service under Section 3.2 occurs before the machinery, equipment or other assets (the "Machinery") acquired for purposes of providing such Service are fully depreciated or amortized, JVC shall pay NTC, in addition to the service fee as specified in this Section 4.1, the amount equivalent to the unamortized or undepreciated portion of the value of the Machinery at the time of termination of such Service. All services fees shall be payable in New Taiwan Dollars and shall be made in strict compliance with all applicable laws and regulations of the government of Taiwan. The Parties also intend for the service fee payable hereunder to be easy to administer and, therefore, hereby acknowledge it may be counterproductive to try to recover every cost, fee, or expense, particularly those that are insignificant or de minimis. The Parties shall use good faith efforts to discuss any situation in which the actual fee for a particular Service is reasonably expected to exceed the estimated fee, if any, set forth on Exhibit I hereto; provided, however, that the incurrence of fees in excess of any such estimate shall not justify stopping the provision of, or payment for, Services under this Agreement.

          4.2    Payment Terms.    NTC shall bill JVC monthly for all fees pursuant to this Agreement. Such bills shall be accompanied by GUI, and reasonable documentation or other reasonable explanation supporting such charges. The fees for such Services shall be due on the first day of each month and shall be payable by JVC within [**] after receipt of an invoice therefor. Late payments beyond [**] of the date of the invoice shall be subject to an interest of six percent (6%) per annum of the invoiced amount.

        5.    General Obligations; Standard of Care

          5.1    Performance of NTC.    NTC shall maintain a standard of reasonable care in rendering the Services hereunder. Subject to Section 6.2, NTC shall maintain sufficient resources to perform its obligations to provide Services hereunder. NTC shall use reasonable efforts to provide Services to JVC in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself.

          5.2    Performance of JVC.    JVC shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof, including providing information and documentation sufficient for NTC to perform the Services and making available, as reasonably requested by the NTC, sufficient resources and timely decisions, approvals and acceptances in order that NTC may accomplish its obligations to provide Services hereunder in a timely manner.

          5.3    Changes in Provision of Services.    The Parties acknowledge the transitional nature of the Services and that NTC may make changes from time to time in the manner of performing the Services if NTC is making similar changes in performing similar services for itself and if NTC furnishes to JVC reasonable advance notice of not less than three months regarding such changes.

          5.4    Responsibility for Errors; Delays.    NTC's sole responsibility to JVC:

            (a)  for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to JVC; provided JVC must promptly advise NTC of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.1; and

            (b)  for failure to deliver any Service because of impracticability, shall be to use reasonable efforts, subject to Section 6.1, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

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          5.5    Good Faith Cooperation; Consents.    The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with Services, performing adjustments and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the JVC. The Parties will maintain documentation supporting the information contained in Exhibit I hereto and cooperate with each other in making such information available as needed.

        6.    Certain Limitations

          6.1    Impracticability.    NTC shall not be required to provide any Service to the extent the performance of such Service becomes "impracticable" as a result of a cause or causes outside the reasonable control of NTC including unfeasible technological requirements, or to the extent the performance of such Services would require NTC to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

          6.2    Additional Resources.    Except as provided in Exhibit I for a specific Service, in providing the Services, NTC shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of JVC's data to JVC or any alternate supplier of Services.

        7.    Confidentiality

        During the term of this Agreement, a Party may receive or have access to certain information of the other Party that is marked as "Confidential Information," including, though not limited to, information or data related to any Party's products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and processes), and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), which, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential. Each Party agrees to hold confidential all Confidential Information furnished to it under this Agreement, except for information which (a) is in the public domain or enters the public domain other than by such Party's breach of this Agreement, (b) is disclosed to such Party without restrictions of confidentiality by a third person who is not in breach of an obligation of confidentiality in doing so, or (c) is required to be disclosed by any applicable law or regulation or by order of a judicial or administrative authority having jurisdiction.

        8.    Limitation of Liability

        Neither Party will be liable to the other for any lost profits, loss of data, loss of use, business interruption or other special, incidental, indirect, punitive or consequential damages, however caused, under any theory of liability, arising from the performance of any Service hereunder, or relating to this Agreement.

        9.    Force Majeure

        Each Party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of JVC to make certain payments to NTC pursuant to Section 4 hereof for Services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

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        10.    Applicable Law

        This Agreement shall be construed in accordance with and governed by the laws of the Republic of China and shall be interpreted thereunder.

        11.    Dispute Resolution

        In case of any dispute between the Parties arising from, relating to or in connection with this Agreement, the Parties shall submit such dispute to arbitration in accordance with the rules of the Republic of China Arbitration Association. Such arbitration shall be conducted in Taipei, Taiwan by three arbitrators and in the English language. The results of such arbitration shall be binding against both Parties.

        12.    Miscellaneous

          12.1    Entire Agreement.    This Agreement, together with Exhibit I hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

          12.2    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          12.3    Language.    This Agreement shall be prepared in the English language, and the English language version shall be official.

          12.4    Notices.    All notices required under this Agreement, and all communications made by agreement of the Parties, shall be made in writing, and shall be delivered either personally, by facsimile, or by mail. The date of actual receipt by the receiving party shall be deemed the date of notice under this Agreement. The addresses of each Party for purposes of notice under this Agreement shall be as follows:

NTC:	Hwa-Ya Technology Park 669 Fuhsing 3rd Road Kueishan, Taoyuan Taiwan, Republic of China Fax:
Attention:
JVC:	Hwa-Ya Technology Park Fuhsing 3rd Road Kueishan, Taoyuan Taiwan, Republic of China Fax:
Attention:

          12.5    Transfer.    No right or obligation under this Agreement shall be transferable or assigned to any third party without the express agreement in writing of the other Party.

          12.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of

4

  being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

          12.7    Modification of the Agreement.    No modification of this Agreement shall be valid without a writing setting forth such modification signed by both Parties.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

Nanya Technology Corporation	Hwa-Ya Semiconductor Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

5

Exhibit I

SERVICES

        Services to be provided (and guidelines for charging such Services) by Formosa Plastic Group ("FPG") to JVC are as follows:

        1.    Corporate systems

          1.1  Services for corporate systems:

    — — [**]

          1.2  Charging guidelines for corporate systems services:

            1)    For ERP system and public relations consultancy services, service fee is a function of [**] terms as offered to NTC and other members of FPG. In addition, Services for ERP system and software maintenance are charged based on [**]. Services for sharing the hardware (mainframe), on the other hand, are charged [**].

            2)    For other general administrative services, such as a) [**], b) [**], c) [**], the service is charged [**] for the respective services. For the architectural design and construction, the service is charged [**]

        2.    Fab Operation System

        Facility supply (including building supply): Costs include [**]. The service is charged [**]

    —Materials supply: Costs are [**]. The service is charged [**].

        Maintenance tool: Costs include [**]. The service is charged [**]

        Laboratory tool: Costs include [**]. The service is charged [**]

    —Information technology system and related services: Costs include [**]. The service is charged [**].

        3.    Fab support system

    —Operating system development: Costs include [**]. The service is charged [**].

        Fab expansion: Costs include [**]. The service is charged [**]

    —Site general affairs: Costs include [**]. The service is charged [**].

        Site security: Costs include [**]. The service is charged [**]

Appendix E to Joint Venture Agreement

ARTICLES OF INCORPORATION
OF
HWA-YA SEMICONDUCTOR INC. ( )

Chapter I General Provisions
Article 1.
This corporation shall be named Hwa-Ya Semiconductor Inc. ( ) (the "Corporation") and be incorporated as a company limited by shares in accordance with the Company Law of the Republic of China (the "ROC").
Article 2.	The scope of business of the Corporation shall be as follows:
To engage in all businesses that are not prohibited or restricted by the laws and regulations of the ROC with exception of those businesses that require special permits.
Article 3.
The Corporation may provide guarantee for third parties upon the unanimous approval of the Board of Directors. The Corporation may also act as a shareholder with limited liability of another company, and its investment may exceed the limit of forty percent (40%) of the paid-in capital of the Corporation as provided in Article 13 of the Company Law.
Article 4.
The head office of the Corporation shall be located in Hwa-Ya Technology Park, [ ] Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, ROC. The Board of Directors may decide to establish branch offices within or outside the territory of the ROC.
Article 5.	Public notices required to be given by the Corporation pursuant to law shall be made in conspicuous sections of local daily newspapers circulated in the location of the head office of the Corporation.
Chapter II Shares
Article 6.
The total registered capital of the Corporation shall be seven point seven billion New Taiwan Dollars (NT$7,700,000,000), which is divided into seven hundred and seventy million (770,000,000) common shares with a par value of 10 New Taiwan dollars (NT$10) per share.
Article 7.	The share certificates of the Corporation shall bear the shareholders' name and be signed and sealed by three or more directors of the Board and certified by the competent government agent.
Article 8.
Any application for transfer of share certificates shall be filed jointly by transferor and transferee with the Corporation. Until the transfer is duly made, the transferee shall not assert the shareholder's rights against the Corporation, and any such application shall be made in a form approved by the Board of Directors.
Article 9.
In the event that a shareholder loses his share certificate(s), he shall formally notify the Corporation of such occurrence and shall make an announcement for three consecutive days in a daily newspaper published at the place where the head office of the Corporation is located. If no concerned party protests within one month after the third day of the announcement, the Corporation shall issue new share certificate(s) to replace those lost, subject to receiving an indemnity on terms satisfactory to the Board of Directors.
Article 10.
No transfer of share certificates shall be permitted within sixty days prior to a regular meeting of shareholders, thirty days prior to a special meeting of shareholders, or within five days prior to the date fixed for distributing dividends, bonuses, or other benefits.

Article 11.
Except otherwise provided for in the Company Law, each shareholder shall have a preemptive right to purchase newly issued shares, of whatever kind, issued by the Corporation for the purpose of increase of the authorized capital, in proportion to the percentage interest of each shareholder in the issued and outstanding shares of the Corporation, and in such fractional shares subject to the reasonable discretion of the Board.

In the event that any of the shareholders elects not to exercise its option or preemptive right, the other shareholders shall be entitled to purchase such shares in the ratio of their participation in the Corporation.
Chapter III Shareholders Meeting
Article 12.	The Shareholders Meeting shall be as follows:
	(1)	Regular Meeting—to be called by the Board of Directors within six months after the conclusion of each accounting year; and
(2)
Special Meeting—to be called by the Board of Directors whenever necessary, or with written requests from shareholders representing more than three percent (3%) of total issued shares which have been continuously held by the same shareholders for more than one year. The Supervisor(s) may call a Shareholders' Meeting whenever necessary.

Where the Board of Directors or the Supervisor(s) are unable to call the Shareholders Meeting for any reason, including in the latter case because of the transfer of the Supervisor(s) shares, the shareholders representing more than three percent (3%) of the total amount of issued shares may call the Shareholders Meeting after obtaining the competent authority's approval of the request.
Matters to be decided by the Shareholders Meeting shall be as follows:
	(1)	Revision of the Articles of Incorporation;
	(2)	Appointment and dismissal of the Directors and the Supervisors, and determination of their compensation;
	(3)	Approval of the balance sheet and other financial statements submitted by the Board of Directors;
	(4)	Determination of dividends and disposition of losses;
	(5)	Merger, consolidation, restructuring or reorganization of the Corporation;
	(6)	Sale of all or substantially all assets of the Corporation;
	(7)	Appointment and removal of the Corporation's auditors;
	(8)	An initial public offering of the Corporation's shares;
	(9)	Voluntary submission by the Corporation to receivership, bankruptcy, or any similar status;
	(10)	Liquidation or dissolution of the Corporation; and
	(11)	Other matters reserved to the determination of the Shareholders Meeting by the Company Law
Article 13.
Unless otherwise provided by the Company Law, the Shareholders Meeting shall be presided over by the Chairman of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect one among themselves.

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Article 14.
A written notice to convene the Regular Shareholders Meeting shall be given to each Shareholder at least 30 days in advance including the agenda. For Special Shareholders Meeting, a written notice including the agenda shall be given to each shareholder 15 days in advance. The notice shall state when, where and why the meeting is to be convened. All notices and agendas of Shareholders Meetings shall be accompanied by accurate and complete English language translations thereof. Other matters regarding the announcement of the Shareholders Meeting shall be in accordance with the Company Law of the ROC.
Article 15.
A Shareholders Meeting may only be held if a quorum is met. The quorum requires the presence, in person or by proxy, of shareholders of the Corporation holding more than 60% of the total outstanding shares of the Corporation.
Article 16.
Shareholders of the Corporation shall be entitled to one vote for each share they hold. Resolutions at a Shareholders Meeting shall be adopted by a 60% majority vote of the shareholders present in person or by proxy, unless a majority of more than 60% is required by the Company Law.
Article 17.
In case a shareholder is unable to attend the Shareholders Meeting, he may make another person his proxy to attend the meeting. The proxy document for this purpose must be affixed with the shareholder's chop or signature, a specimen of which shall be kept with the Corporation, provided, however, in the event the same proxy acts for two or more shareholders, his delegated voting power shall not exceed three percent (3%) of the total voting power of issued shares. This limitation shall not apply to holders of proxies engaged in the trust business.
Article 18.
Resolutions adopted at the Shareholders Meeting shall be recorded in the minutes of the proceedings, which shall be prepared in English and in Chinese and shall be signed and sealed by the chairman of the meeting. The minutes of proceedings shall also include the time and place of the meeting, name of the chairman, number of shareholders present at the meeting and the manner in which resolutions had been adopted, as well as other essentials of the proceedings. The minutes shall be kept together with a list of shareholders present at the meeting and the proxies.
Chapter IV Directors, Supervisors and Officers
Article 19.
Unless otherwise decided by the shareholders, the Corporation shall have eight (8) Directors and two (2) Supervisors, to be elected at the Shareholders Meeting. The tenure of office of Directors and Supervisors shall be three years and they shall be eligible for re-election. The remuneration of Directors and Supervisors, if any, shall be determined by the shareholders at the Shareholders Meeting.
Article 20.
A corporate shareholder of this Corporation shall have the right to designate a number of representatives to be elected as Directors and/or Supervisors of the Corporation and the right to designate representatives as substitutes or successors of such Directors or Supervisors.
Article 21.
The Directors shall form the Board of Directors of the Corporation (the "Board of Directors"). The Chairman of the Board of Directors shall be elected from among the Directors by a majority vote of all Directors. The Chairman of the Board of Directors shall represent the Corporation. The Chairman shall designate, at the time when the Chairman is appointed, one of the directors as agent (the "Agent") during the office term to convene the Board of Directors meeting when the Chairman cannot convene such meeting himself, or does not designate any other director to do so on his behalf, for any reason.

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Article 22.
The Chairman shall call a meeting of the Board of Directors, provided that the director who receives the number of ballots representing the largest number of votes shall call the initial meeting of each term of the Board of Directors.

Each Director of the Corporation shall have the right to request the Chairman to call a Directors Meeting indicating the proposed agenda. If the Chairman cannot, within one week, comply with the Director's request, or does not designate any other director to do so on his behalf, the Agent may call the meeting.

An attendance by a simple majority of the Directors in person or through representation shall be necessary to form a quorum. Directors may attend the meeting in person or by proxy. A Director cannot represent more than one absent Director at a meeting of the Board of Directors. A Director residing in a foreign country may appoint in writing a shareholder residing within the Republic of China as his alternate to attend the meetings of the Board of Directors regularly provided, however the appointment shall be registered with competent government authority.

All or any of the Directors may participate in a meeting of the Board of Directors by means of a video conference which allows all persons participating in the meeting to see and hear each other. A Director so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.
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The written notice of a meeting of the Board shall state the date, place and reasons and agenda of the meeting, and shall be sent to each member of the Board of Directors fourteen (14) days prior to the meeting, provided that such period for advance notice may be shortened to two (2) working days in case of emergency. The notice and agenda shall be prepared in English language.
Article 23.
The Chairman of the Board of Directors shall preside over meetings of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect a meeting chairman from among themselves.
Article 24.
Except for matters reserved for the decision of the Shareholders Meeting as provided herein or by law, the operation of the Corporation shall be carried out and decided by the Board of Directors. The exclusive competence of the Board of Directors shall include, but not be limited to:
(1)
Appointment and removal of the Chairman of the Board, approval and removal of the President and Executive Vice President of the Corporation appointed by the Chairman, approval of Vice Presidents and Assistant Vice Presidents of the Corporation appointed by the President and Executive Vice President;
(2) Approval of the annual and quarterly budgets (including but not limited to the production plan, the business plan, the profit and loss plan, the capital investment plan, and the financial plan);
(3) Change of issued and outstanding share capital of the Corporation;
(4) Determination of long term policies of the Corporation including substantial change in the organizational structure and business operation of the Corporation;

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(5)	Determination of the employment terms including compensation packages of President, Executive Vice President, Vice Presidents and Assistant Vice Presidents of the Corporation;
(6)
Establishment of subsidiaries, opening and closing of branch offices, acquisition of the whole or part of the assets of another company or business, establishment of new business sites and closing of existing ones;
(7)	Setting the limits of authorities of various positions and approving the chart of authorities;
(8)
Approval of capital expenditure in the amount of NT$70,000,000 or more in a single event or a total of NT$350,000,000 or more in a quarter proposed by the President and the Executive Vice President, as well as ratified by the Chairman, in case where the capital expenditures exceeds the quarterly budget approved by the Board of Directors in the quarterly Board meeting;
(9)	Approval of any borrowing and lending with respect to banks and third parties, and the disposition of major assets in the amount of NT$70,000,000 or more;
(10)	Preparation and submission to the Shareholders Meeting of the financial accounts (including dividends and disposition of losses);
(11)	Creation of pledge, hypothecation, encumbrances or other security on the Corporation's assets;
(12)	Issuance of debt securities
(13)	Transfer, sale or any other disposal of major assets other than in the ordinary course of business in the amount of more than NT$ 70,000,000;
(14)	Conclusion or termination of agreements regarding intellectual property rights and know how;
(15)	Conclusion of any agreement or other arrangement with, or for the benefit of any Director of the Corporation;
(16)	Establishment or change of any significant accounting principles;
(17)	Initiation of new product lines or discontinuation of existing product lines;
(18)	The commencement of any litigation as plaintiff or the settlement by the Corporation of any litigation against it;
(19)	Submission of other matters to the Shareholders Meeting for consideration or approval as may be required by law;
(20)
Decision to enter into, modify, extend or terminate any agreement between the Corporation and a shareholder holding more than 10% of the Corporations' issued share capital, or a legal person affiliated to such shareholder;
(21)	Repurchase of the Corporation's own shares; and
(22)	Decision of other important matters related to the Corporation and transactions other than in the ordinary course of business of the Corporation.

A resolution adopted by the majority of all the Directors shall be required for the Corporation, its Chairman, its President and Executive Vice President, or any of its Directors, personnel or Supervisors to engage in any matters which are within the responsibilities of the Board of Directors.

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Resolutions of the Board of Directors shall be in writing, and shall be adopted by a majority vote of all Directors (whether attending the Board meeting or not), unless a higher majority of votes is specifically provided for in the Company Law. On all issues to be determined by the Board of Directors, each Director shall have one vote. The Chairman shall not be entitled to a second or casting vote.
Article 25.	The functions of the Supervisors shall be:
	(1)	Investigation of the business and financial conditions of the Corporation;
	(2)	Examination of the books and documents of the Corporation;
	(3)	Investigation of the operations of the Corporation; and
	(4)	Other functions prescribed by laws and regulations of the ROC.
Article 26.
Except as determined in the Company Law of the ROC, the Board of Directors and the Chairman of the Board shall delegate the daily operation and management of the Corporation jointly to the President and Executive Vice President, including without limitation:
	(a)	Appointment of Vice Presidents and Assistant Vice Presidents of the Corporation;
	(b)	Proposal of annual budget and business plan of the Corporation;
	(c)	Approval of capital expenditure in the amount of up to NT$ 70,000,000 in a single event, or a total of up to NT$ 350,000,000 in a quarter;
	(d)	Approval of borrowing and lending and disposition of assets in the amount of up to NT$ 70,000,000; and
	(e)	Execution of annual and quarterly budgets approved by the Board of Directors.
Chapter V Accounting
Article 27.
The accounting year of the Corporation shall begin on January 1 and end on December 31 of each year. Annual closing of books shall be made at the end of each accounting year. The accounts of the Corporation shall be kept in accordance with the laws of the Republic of China.
Article 28.
At the end of each accounting year, the Board of Directors shall prepare the following documents, and forward them on to the Supervisors for examination thirty days prior to the regular meeting of shareholders:
	(1)	Report on operations;
	(2)	Financial statements; and
	(3)	Proposal concerning distribution of net profits or action to deal with losses.
Article 29.
Out of the net profit of the Corporation for each fiscal year, after having provided for income tax, and covered the losses of the previous years, there shall be first set aside a legal reserve of 10% from the net profit after tax until the accumulated amount of such reserve equals the total authorized capital. Thereafter, after providing for any voluntary reserves as decided by the Shareholders Meeting, 1% of the then remaining profits shall be set aside for the Directors and Supervisors of the Corporation, and 1% to 8% of the then remaining profits shall be set aside for employees as bonuses; provided, however, at least 50% of such employees bonus shall be distributed in the form of stock dividends. The remainder of the profits, if any, may be announced and paid as dividends to the shareholders in cash or stock, as shall be determined from year to year by the Board of Directors and approved by the Shareholders Meeting. Any other remaining profit shall be kept by the Corporation as retained earnings.

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Article 30.	Dividends shall be paid only to those shareholders whose names are recorded on the shareholders' register on the date fixed for distributing dividends in proportion to their holding percentages.
Chapter VI Supplementary Provisions
Article 31.	Provisions of the Company Law shall be referred to for matters not provided for in these Articles of Incorporation.
Article 32.	These Articles of Incorporation were agreed upon and signed on [ ].

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Appendix F to Joint Venture Agreement: Business Plan, page 1 of 6

Scenario Manager

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.

Annex G to JVA

Key milestones for the JV Company

Milestone:	Date:
Start of Construction of Module I	[**]
Inauguration of the Company	[**]
Module I Cleanroom Ready-for-Equipment	[**]
1. Silicon Out	[**]
Start construction of Module II	[**]
Start of Qual. Lots (110nm)	[**]
Qualification of 110nm Technology / Product	[**]
Start of 90 nm Lots	[**]
Ramp Module I to 20,000 WSPM	[**]
Qualification of 90 nm Technology / Product	[**]
Ramp Module I to 40,000 WSPM	[**]
Module II Cleanroom Ready-for-Equipment	[**]
Full Capacity of 50,000 WSPM of Module I	[**]
1. Silicon out of Module II	[**]
[**]	[**]

Appendix H
IT Strategy

1.    Company IT Strategy Board

        1.1    Purpose of the IT Strategy Board.    The IT Strategy Board (hereinafter the "ITSB") shall be set up for the purpose of achieving maximum operational synergy among the Company, NTC and IFX with regard to achieving rapid deployment of the Company's IT infrastructure, ensuring efficient IT operations at the lowest possible cost, and ensuring that the Parties each receive the intended benefits to be derived from the Company.

        1.2    Responsibilities of the ITSB.    The ITSB shall establish the Company's initial IT policies, define the IT Set-up Project, and monitor and review the IT Operations Phase of the Company.. Subject to the specific requirements set forth in this Appendix H, the goals of the IT Strategy Board include, but are not limited to

          (i)    harmonization of the IT policies (inclusive of the IT Security policies) of the Company with those of NTC and IFX,

          (ii)  determining mutually beneficial IT Requirements,

          (iii)  providing input and final approvals regarding IT Reporting and common IT Projects, in which strategic IT solutions are to be deployed,

          (iv)  providing input regarding structure and staffing of the Company's IT Organization, the IT budget planning and execution, and outsourcing of critical IT Services, and

          (v)  reviewing and providing input regarding the Company's ongoing operational IT performance.

        1.3    Establishment and composition of the ITSB.    The Parties shall cause the ITSB to be created as soon as possible, but not later than four (4) calendar weeks after the Effective Date of the Joint Venture Agreement. The ITSB shall consist of three persons, each of which shall have extensive experience (including senior management level experience) in the management and operation of IT. For as long as NTC and IFX comply with the minimum shareholding requirements set out in Article 1.4-9 of the Joint Venture Agreement, NTC and IFX shall each appoint one member of the ITSB, and the Company shall appoint the third member of the ITSB. The Parties intend that the Company's head of the Company's IT Organization be designated as the Company's representative on the ITSB. In the event that that person is not yet in place upon the initial establishment of the ITSB, the Company's Board of Directors shall nominate Company's interim ITSB representative.

        1.4  Each member shall nominate a substitute member who shall be available to act on behalf of the primary member when the primary member may be occasionally unavailable. Substitute members shall have the same requirements as the primary member with regard to experience level, shall attend all meetings of the ITSB along with the primary member in order to be fully knowledgeable regarding the activities of the ITSB, and shall be empowered to act on behalf of the primary member in the event of the primary member's absence. All decisions of the ITSB require unanimous agreement of each of the three primary members (or their respective substitute in event of absence of the primary member. The Meetings of the ITSB shall be scheduled as required and mutually agreed. During the Set-up phase, it is anticipated that meetings will be frequent (as often as required, but no less than once each calendar quarter), and less frequent during the Operational Phase (as often as required, but no less than 2 times a year).

        1.5    Interfacing of the ITSB with the Parties.    The ITSB will communicate on a regular basis as required with the IT organizations of NTC, IFX and the Company.

        1.6    Decisions and Escalation for ITSB.    All decisions and recommendations of the ITSB must be unanimous. In the event that the ITSB is unable to reach a unanimous decision, then any such situation will be escalated to the Company's Board of Directors.

        1.7    Costs of the ITSB.    NTC, IFX and the Company will each be responsible for their own costs associated with the participation in the ITSB.

        1.8    Specific Requirements for the Company's IT Organization.    The parties agree that they will cause the Company's IT Organization to adhere to the specific requirements set forth in Exhibit 1 and Exhibit 2 which are attached to this Appendix H.

    Exhibit 1: Requirements regarding the Company's IT Organization

    Exhibit 2: Requirements regarding the IT Set Up phase and the IT Solutions of the Company

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EXHIBIT 1 (to APPENDIX H)

Requirements regarding the Company's IT Organization

        1.    IT Organization—overall responsibility for IT.    The Parties agree that the IT Organization of the Company will have the overall responsibility for the establishment and operation of the entire IT of the Company, including all infrastructure, applications, hardware, software, systems, platforms, processes, databases, applications and all solutions and IT Services necessary to support the Business Processes of the Company and for insuring the data security therein. "Business Processes" shall include, without limitation, Finance, Accounting, Sales, Engineering, Human Resource management, Purchasing, Warehousing, Supply Chain Management, Production, Production Control, Customer Communication Processes.

        2.    IT Interfacing and Connectivity Services.    Effective and accurate data communication and interfacing processes between the Company and each of the Parties are critical for the successful operation of all Parties' business. The Company and each Party shall establish operational interfaces and connectivity services as required to support the agreed reporting and data communications. The Company and each Party will nominate a Representative who will be responsible for effective communication, cooperation and mutual harmonizing of the related operational processes. This shall include but not be limited to (i)Access, Account and Configuration Management, (ii) Change Management, (iii) Monitoring, (iv) Trouble Shooting, Emergency, Alert and Escalation Management.

        3.    Procurement of or Outsourcing of IT Services.    The Parties agree that certain IT products and services may be procured from or outsourced to a third party, or one of the Parties. It is further understood if a Party is to provide any IT services to the Company, then for purposes of that service, the Party providing such service shall be treated in the same manner as would a third party. Any IT products or services acquired from or outsourced to a third party (or a Party) shall be subject to an arm's length commercial contract which shall include but not be limited to: a detailed description of: purpose, general terms and conditions, Scope of Work, deliverables and milestone dates as appropriate, security regulations, service performance metrics, Service Levels, and clearly defined prices that are favorable when compare to general market prices for similar products or services.

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EXHIBIT 2 (to APPENDIX H)

Requirements regarding the IT Set Up phase and the IT solutions of the Company

        1.    IT Set-up Project

        During the IT Set-up Phase, in order to meet the agreed timeline of Company ramp up as specified in the Joint Venture Agreement, the IT Strategy Board will define the IT Set-up Project. In compliance with conditions agreed within the IT Strategy Board, NTC shall provide the initial IT Set-up Project organization, the project management and the project plan. The project plan will contain phases for assessment, definition, requisition, installation, configuration, integration, test, operation, administering and maintaining of the entire scope of the IT required for the Company. The project plan shall include a schedule with milestones that are aligned with the overall Company ramp up and approved by the Board of Directors of the Company.

        2.    IT Set Up Project completion

        The entire IT required by the Company, including without limitation operation, administration, maintenance, account and access management, configuration management, requirement management, change management, incident & problem management, help desk, back up/restore procedures, disaster recovery and contingency policy will be available and ready to use for production latest by the start of the IT Operations Phase.

        3.    Temporary IT Services for the JV Set-up Project

        NTC shall provide the IT Services as may be required and agreed by the Company on a temporary basis for the purpose of running of the Company Set-up Project. NTC shall use reasonable efforts to provide Services to Company in accordance with the policies and Requirements committed within the IT Strategy Board

        4.    IT Set-up Project Documentation

        All services performed hereunder shall be fully documented and NTC shall maintain a standard of reasonable diligence and care regarding project documentation in rendering the Services hereunder. All Documentation shall be prepared in English language and the English version shall be official.

        5.    IT Objects & Services Catalogue and Service Levels

        To define the IT portfolio of the Company's IT Organization and to maintain the support of the Business Processes by IT in alignment with the Business Strategy of the Company, NTC shall establish at the beginning of the IT Set-up Project and continuously maintain a data base of all IT applications and services used by the Company (the "IT Objects and Services Catalogue").

        In context of the IT Objects and Services Catalogue the delivery and quality (availability, reliability, serviceability) of all critical services shall be controlled by mutually agreed commercial contracts which will include without limitation, schedules with milestone, deliverables, appropriate service levels, pricing and other requirements as mutually agreed.

        6.    Take Over of IT responsibility by Company's IT Organization

        The Parties shall cause the Company's IT Organization to take over the responsibility for and control of the entire IT of the Company according to the committed IT Objects & Services Catalogue latest by the "Ready for Equipment" milestone is reached.

        The Company's IT Organization shall take over the responsibility for maintenance of IT Objects & Services Catalogue and agreements including the associated documentation and keep it current.

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        7.    Protection of IT Objects and Components against unauthorized access, access for Parties

        The Parties agree, that entire IT Infrastructure of the Company, consisting of all IT systems, hardware and software, platforms, including Databases and Applications and all IT Services necessary for set up and running of all Business Processes of the Company, which includes without limitation Finance, Accounting, Sales, Engineering, Human Resource management, Purchasing, Warehousing, Supply Chain Management, Production, Production Control will be connected to the Company's own Intranet Domain, which shall be separated from IT environments not controlled by the Company (e.g., the Company shall be separated from the IT Infrastructure of both Parties and any third party) by means of Firewalls and Demilitarized Zones (DMZ) configured accordingly to the actual state of the art and commonly used security standards which efficiently protect all of the Company's IT Components and Objects against an unauthorized access from outside of the Company Intranet. Each Party shall have access to the information contained in the Company systems as pursuant to the internal rules regulating the accessibility of proprietary information approved by the board of directors of the Company (to be defined within the IT Set-up Project)

        8.    IT Solutions to be determined during the Company IT Set-up Project

        Both Parties expressly agree that the full scope of the Company's IT, including all solutions, all required installations, hardware, software, systems, platforms, processes, databases, applications and all solutions and IT Services necessary for set up and running of all Business Processes of the Company shall be subject of analysis, decisions and measures conducted jointly by all three Parties during the IT Set-up Project. The final decisions about IT solutions for deployment at the Company must be approved by the IT Strategy Board by unanimous vote. All IT solutions implemented for the Company shall be aligned with the rules and regulations of the Frontend Fab Cluster including TR24. The IT solutions implemented for the Company shall also be aligned with NTC's Multi-Site support and Key Performance Indicator specifications.

        9.    IT Interfaces to be determined during the Company IT Set-up Project

        The Parties agree that the Company shall provide IT interfaces between the Company and each of the Parties.

        Detailed information and data attributes regarding: description, format, availability, confidentiality, authenticity, integrity, referring substantially to the required solutions or corresponding interfaces will be defined in detail during the IT Set-up Project in cooperation with the Owners of the corresponding Business Processes

        10.    IT Solutions for Reporting required by the Parties

        The Parties expressly agree that the Company shall set-up the appropriate IT Solutions to provide each Party with reports regarding the Business Processes of the Company. The IT Solutions and corresponding interfaces will be defined in detail during the IT Set-up Project.

        11.    IT Solution for ERP system for Company

        As proposed by NTC, the Parties agree that the Company shall use the ERP system developed by Formosa Technology Corporation (FTC) which includes: finance, accounting, sales, engineering service, human resource management, purchasing, warehousing and production control. The Parties agree that the configuration, implementation and operation of this system shall be in accordance with and shall adhere to the requirements stated in Sections 7, 8, 9 and 10 of this Exhibit 2. The ERP Database of the Company will be isolated and maintained separately from the databases of Formosa Plastics Group (FPG). The Company will provide an ERP interface between the Company and each of the Parties, and establish a firewall of information system between the Company and each of the Parties for purposes of security and confidentiality of the proprietary information of the Company. Each Party shall have access to the information contained in the Company's version of the ERP system, subject to

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the rules and requirements regulating the accessibility of proprietary information as approved by the board of directors of the Company and the ITSB. The Company's use of the ERP system shall be governed by a commercial contract to be negotiated between the Company and the provider of the ERP system. Such contract will include without limitation, schedules with milestone, deliverables, appropriate service levels, pricing and other requirements as mutually agreed.

        12.    Language for User Interfaces (Screens) and Reports and the corresponding user documentation in English

        User Interfaces, Reporting and Documentation of IT Systems, Solutions and Applications to be used at Company shall be in English or bilingual English and Chinese language. If any IT Systems, Solutions, Applications or Documentation are available only in Chinese language, NTC will translate it into English on request of IFX.

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Appendix I to Joint Venture Agreement

ARTICLES OF INCORPORATION
OF
HWA-KENG INVESTMENT INC.

Chapter I. General provisions
Article 1.
The corporation shall be named Hwa-Keng Investment Inc. ( ) (the "Corporation") and be incorporated as a company limited by shares in accordance with the Company Law of the Republic of China (the "ROC").
Article 2.	The scope of business of the Corporation shall be to subscribe for, purchase and otherwise acquire, hold, sell and otherwise dispose of shares.
Article 3.
The Corporation may also act as a shareholder with limited liability of another company, and its investment may exceed forty percent (40%) of the paid-in capital of the Corporation, notwithstanding Article 13 of the Company Law.
Article 4.	The head office of the Corporation shall be located in 3rd Foor, 101-17, Tun Hwa North Road, Taipei, Taiwan, ROC.
Article 5.	Public notices to be given by the Corporation pursuant to law shall be made in conspicuous sections of local daily newspapers circulated in the location of the head office of the Corporation.
Chapter II. Shares
Article 6.
The total capital of the Corporation is authorized at seven hundred million New Taiwan dollars (NT$700,000,000), which is divided into seventy million (70,000,000) common shares with a par value of 10 New Taiwan dollars (NT$10) per share.
Article 7.
Before they may be issued, the share certificates of the Corporation shall bear the shareholders' name, shall be signed and sealed by three or more directors of the Board, and certified by the competent government agent.
Article 8.
Any application for transfer of share certificates shall be filed jointly by transferor and transferee with the Corporation. Until the transfer is duly made, the transferee shall not assert its shareholder's rights against the Corporation, and any such application shall be in a form approved by the Board of Directors.
Article 9.
In the event that a shareholder loses his share certificate(s), he shall formally notify the Corporation of such occurrence. The Corporation shall issue new share certificate(s) to replace those lost, subject to receiving an indemnity on terms satisfactory to the Board of Directors.
Chapter III. Shareholders' Meetings
Article 10.	Shareholders' meetings shall be as follows:
(1) Regular meeting—to be called by the Board of Directors within six months after the conclusion of each accounting year; and
(2)
Special meeting—to be called by the Board of Directors whenever necessary, or with written requests from shareholders representing more than three percent (3%) of total issued shares which have been continuously held by the same shareholders for more than one year. The Supervisor may call a Shareholders' Meeting whenever necessary.

Where the Board of Directors or the Supervisor(s) are unable to call the Shareholders' Meeting for any reason including in the case of a latter because of the transfer of the Supervisor(s) shares, the shareholders representing more than three percent (3%) of the total amount of issued shares may call the Shareholders' Meeting after obtaining the competent authority's approval for the request.
Matters to be decided by the Shareholders meeting shall be as follows:
(1) Revision of the Articles of Incorporation;
(2) Appointment and dismissal of the directors and the supervisors, and determination of their compensation;
(3) Approval of the Settlement of Accounts received from the Board of Directors;
(4) Determination of dividends and of disposition of losses;
(5) Liquidation, merger, consolidation or reorganization of the Company;
(6) Other matters reserved to the determination of the Shareholders meeting by the Company Law
Article 11.
Shareholders' meetings shall be presided over by the Chairman of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect one among themselves.
Article 12.
A notice to convene a regular meeting of shareholders shall be given to each shareholder 20 days in advance. A notice to convene a special meeting of shareholders shall be given to each shareholder 10 days in advance. The notice shall state when, where and why the meeting is to be convened.
Article 13.
Shareholders of the Corporation shall be entitled to one vote for each share they hold. Matters such as the method of announcing the Shareholders meeting, the legally required number of attendants, and the required number of votes for resolutions shall be in accordance with the Company Law of the Republic of China.
Article 14.
Resolutions at a Shareholders' meeting shall, unless otherwise provided for in the Company Law, be adopted by a majority vote of shareholders present in person or by proxy, who represent a majority of the total number of issued shares.
Article 15.
Resolutions adopted at a meeting of the shareholders shall be recorded in the minutes of the proceedings, which shall be prepared in English and Chinese, and shall be signed and sealed by the chairman of the meeting. The minutes of proceedings shall also include the time and place of the meeting, name of the chairman, number of shareholders present at the meeting and the manner in which resolutions had been adopted, as well as other essentials of the proceedings. The minutes shall be kept together with a list of shareholders present at the meeting and the proxies.
Chapter IV. Directors, Supervisors, Officers
Article 16.
Unless otherwise decided by the shareholders, the Corporation shall have four (4) Directors and two (2) Supervisors, to be elected at a Shareholder meeting. The tenure of office of Directors and Supervisors will be three years and they will be eligible for re-election. The remuneration of Directors and Supervisor, if any, shall be determined by the shareholders at a Shareholders' meeting.

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Article 17.
A corporate shareholder of this Corporation shall have the right to designate a number of representatives to be elected as Directors and/or Supervisor(s) of the Corporation and the right to designate representatives as substitutes or successors of such Directors or Supervisor(s).
Article 18.
The Directors shall form a Board of Directors. The Chairman of the Board of Directors shall be elected from among the Directors by a majority vote at a meeting attended by two-thirds or more of the Directors. The Chairman of the Board of Directors shall represent the Corporation.
Article 19.
The Chairman shall call a meeting of the Board of Directors, provided that the director who receives the number of ballots representing the largest number of votes shall call the initial meeting of each term of the board of directors.

An attendance by a simple majority of the Directors in person or through representation shall be necessary to form a quorum. Directors may attend the meeting in person or by proxy. A Director cannot represent more than one absent Director for a meeting of the board of directors. A director residing in a foreign country may appoint in writing a shareholder residing within the Republic of China as his alternate to attend the meetings of the Board of Directors regularly provided, however the appointment shall be registered with the competent government authority.

The notice for the Board Meeting shall state the reasons and agenda of the meeting, and shall be sent to each Board of Director 14 days prior to the meeting, provided that such period for advance notice may be shortened to 2 days in case of emergency.
Article 20.
The Chairman of the Board of Directors shall preside at meetings of the Board of Directors. In his absence, the Chairman of the Board of Directors may designate a director as the chairman of the meeting. In the absence of such a designation, the Directors shall elect a meeting chairman from among themselves.
Article 21.
On all issues to be determined by the Board of Directors, each Director shall have one vote. Unless otherwise specifically provided for in the Company Law or herein, resolutions shall be in writing, adopted by a majority vote of all directors (whether attending or not) at a meeting attended by a majority of the Directors.
Chapter V. Accounting
Article 22.
The accounting year of the Corporation shall begin on January 1 and end on December 31 of each year. Annual closing of books shall be made at the end of each accounting year. The accounts of the Company shall be kept in accordance with the laws of the Republic of China.
Article 23.
At the end of each accounting year, the Board of Directors shall prepare the following reports, and forward them on to the Supervisor(s) for examination thirty days prior to the regular meeting of shareholders:
(1) Report on operations;
(2) Financial statements; and
(3) Proposal concerning distribution of net profits or action to deal with losses.

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Article 24.
Out of the net profit of the Corporation for each fiscal year, after having provided for income tax, and covered the losses of the previous years, there shall be first set aside a legal reserve of ten percent (10%) from the net profit after tax until the accumulated amount of such reserve equals the total authorized capital. Thereafter, after providing for any voluntary reserves as decided by the Shareholders meeting, 0.1 per cent (0.1%) of the then remaining profits shall be set aside for employee as bonuses. The remainder of the profit, if any, may be announced and paid as dividends to the shareholders in cash or stock, such as shall be determined from year to year by the Board of Directors and approved by the Shareholders meeting.
Article 25.	Dividends will be paid only to those shareholders whose names are recorded on the shareholders' register on the date fixed for distributing dividends in proportion to their holding percentages.
Chapter VI. Supplementary Provisions
Article 26.
When it is determined by the Shareholders' meeting that the business of the Corporation is completed, the Corporation shall be dissolved and liquidated. Such determination shall be in the form of a shareholders' resolution adopted by a majority vote of shareholders representing over three-fourths of the total number of issued shares of the Corporation.
Article 27.	Provisions of the Company Law shall be referred to for matters not provided for in these Articles of Incorporation.
Article 28.	These Articles of Incorporation were agreed upon and signed on [ ].

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QuickLinks

  Exhibit 4.38
Confidential Materials omitted and filed separately with the Securities and Exchange commission. Asterisks denote omissions.
Joint Venture Agreement
Annex 1A: Infineon 110nm Process
Annex 1B: NTC 120nm Process
Annex 1C: 90nm and 70nm DRAM process technology 90nm DRAM process technology
70nm DRAM process technology
Annex 2: Description of Know How Packages
Part I.—Preliminary Know How Package
Part II.—Final Know How Package (includes Preliminary KHP)
Part III
Annex 3: Shipment Qualification
Fab cluster member rules
  Appendix B to Joint Venture Agreement
Product Purchase and Capacity Reservation Agreement
Annex 1: Transfer Price
  Appendix C to Joint Venture Agreement
LAND SALE AND PURCHASE AGREEMENT
EXHIBIT A THE LAND
  Appendix D to Joint Venture Agreement
Services Agreement
Exhibit I SERVICES
  Appendix E to Joint Venture Agreement
ARTICLES OF INCORPORATION OF HWA-YA SEMICONDUCTOR INC. ( )
Appendix F to Joint Venture Agreement: Business Plan, page 1 of 6 Scenario Manager
  Annex G to JVA
Key milestones for the JV Company
Appendix H IT Strategy
  Appendix I to Joint Venture Agreement
ARTICLES OF INCORPORATION OF HWA-KENG INVESTMENT INC.